UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Applebee’s International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Applebee’s International, Inc.
4551 W. 107th Street
Overland Park, KS 66207
(913) 967-4000
April 11, 2006
Dear Stockholder:
The Applebee’s 2006 Annual Meeting of Stockholders will be held on May 11, 2006, at 10:00 a.m., CDT, at the Sheraton Overland Park Hotel, which is located at 6100 College Boulevard, Overland Park, Kansas 66211. We look forward to your attendance either in person or by proxy. The Notice of Annual Meeting of Stockholders, Proxy Statement and proxy card from Applebee’s Board of Directors are enclosed.
Details of the business to be conducted at the Annual Meeting are given in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.
As an Applebee’s stockholder, your vote is more important than ever in 2006. Each share of Applebee’s stock that you own represents one vote. If you do not vote your shares, you will not have a say in the important issues to be voted on at the Annual Meeting. I urge you to promptly vote and submit your proxy by phone, via the Internet, or by signing, dating and returning the enclosed proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.
If you have any questions concerning the Annual Meeting or the proposals, please contact Applebee’s Corporate Secretary at (913) 967-4000. For questions regarding your stock ownership, you may contact our transfer agent, Wells Fargo Bank, N.A., by phone at (800) 468-9716.
Sincerely yours,
Lloyd L. Hill
Chairman of the Board and Chief Executive Officer
Applebee’s International, Inc.

APPLEBEE’S INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 11, 2006
Dear Stockholder:
      It is my pleasure to invite you to the 2006 Annual Meeting of Stockholders for Applebee’s International, Inc. We will hold the meeting on May 11, 2006, at 10:00 a.m., CDT, at the Sheraton Overland Park Hotel, which is located at 6100 College Boulevard, Overland Park, Kansas 66211.
      At the meeting, we will:

1.	Elect six directors;

2.	Approve the Applebee’s International, Inc. 2001 Senior Executive Bonus Plan, as amended;

3.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm (the “Auditors”) for the 2006 fiscal year;

4.	Act on a shareholder proposal to require us to issue quarterly reports in 2006 detailing the progress made toward accelerating the development of an alternative method of poultry slaughter; and

5.	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      We have attached a Proxy Statement to this notice that more fully describes each of these items of business.
      The Board of Directors has chosen March 13, 2006, as the date used to determine the stockholders who will be able to attend and vote at the Annual Meeting. If you own stock in Applebee’s International, Inc. at the close of business on that date, you are cordially invited to attend the Annual Meeting. Seating at the meeting will be limited to Applebee’s stockholders, proxy holders, and invited guests of the Company. If you are a stockholder of record in your own name, please bring photo identification to the Annual Meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement. Cameras, recording equipment and other electronic devices will not be permitted at the meeting.
      Your vote is important. If you decide not to attend the Annual Meeting in person, you may vote on these proposals by proxy. To do so, please complete, date, sign, and return the enclosed proxy card promptly. We have enclosed a postage-prepaid envelope to expedite the return of your completed proxy card. You may also vote by telephone or over the Internet as indicated on the proxy card instructions. If you have voted by mail or by telephone or over the Internet and later decide to attend the Annual Meeting, you may come to the meeting and vote in person.
      We look forward to seeing you at the meeting.

By Order of the Board of Directors

Rebecca R. Tilden, Secretary
Overland Park, Kansas
April 11, 2006

APPLEBEE’S INTERNATIONAL, INC.
PROXY STATEMENT

APPLEBEE’S INTERNATIONAL, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
Why did you send this Proxy Statement to me?
      The Board of Directors of Applebee’s International, Inc. (sometimes referred to herein as “Applebee’s,” “we,” “us,” “our,” or the “Company”) is soliciting the enclosed proxy to be used at the Annual Meeting of Stockholders on May 11, 2006, at 10:00 a.m., CDT, and at any adjournment or postponement of that meeting. The meeting will be held at the Sheraton Overland Park Hotel, which is located at 6100 College Boulevard, Overland Park, Kansas 66211. The purpose of the meeting is to:

•	Elect six directors;

•	Approve the Applebee’s International, Inc. 2001 Senior Executive Bonus Plan, as amended;

•	Ratify the selection of Deloitte & Touche LLP as our Auditors for the 2006 fiscal year;

•	Act on a shareholder proposal to require us to issue quarterly reports in 2006 detailing the progress made toward accelerating the development of an alternative method of poultry slaughter; and

•	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      We mailed this Proxy Statement and the accompanying proxy on or about April 11, 2006, to all stockholders entitled to vote at the Annual Meeting.
How many votes do I have?
      If we had your name on record as owning stock in Applebee’s International, Inc. at the close of business on March 13, 2006, then you are entitled to vote at the Annual Meeting. You are entitled to one vote for each share of Applebee’s common stock you own as of that date. At the close of business on March 13, 2006, 74,308,952 shares of the Company’s common stock were outstanding and eligible to vote.
How do I vote by proxy?
      Whether you plan to attend the Annual Meeting or not, we encourage you to complete, sign, date, and return the enclosed proxy card. We have enclosed a postage-prepaid envelope for your convenience. You may also vote by telephone or over the Internet as indicated on the proxy card instructions. Voting your shares by returning the enclosed proxy card, or by telephone or over the Internet, will not affect your right to attend the Annual Meeting and vote in person.
How do I attend the Annual Meeting in Person?
      Seating at the Annual Meeting will be limited to Applebee’s stockholders or their proxyholders and the Company’s invited guests. If you are a holder of record in your own name, please bring photo identification to the Annual Meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement. Cameras, recording equipment and other electronic devices will not be permitted at the meeting. The Annual Meeting will begin promptly at 10:00 a.m., CDT, so please plan to arrive accordingly.

May I revoke my proxy?
      You may change your vote or revoke your proxy any time before the Annual Meeting by:

•	Returning another proxy card with a later date;

•	Sending written notification of revocation to the Corporate Secretary at our principal executive offices at 4551 W. 107th Street, Overland Park, Kansas 66207;

•	Entering a later vote by telephone or over the Internet; or

•	Attending the Annual Meeting and voting in person.
Who pays for the solicitation of proxies and how are they solicited?
      Applebee’s pays the entire cost of the solicitation of these proxies. This includes preparation, assembly, printing, and mailing of this Proxy Statement and any other information we send to stockholders. We may supplement our efforts to solicit your proxy in the following ways:

•	We may contact you using the telephone or electronic communication;

•	Directors, officers, or other regular employees of Applebee’s may contact you personally; or

•	We may hire agents for the sole purpose of contacting you regarding your proxy.
      If the Company hires soliciting agents, we will pay them a reasonable fee for their services. We will not pay directors, officers, or other regular employees any additional compensation for their efforts to supplement our proxy solicitation.
Can I vote if my shares are held in “street name”?
      If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “routine” items, but will not be allowed to vote your shares with respect to certain “non-routine” items. In the case of non-routine items, the shares will be treated as “broker non-votes.” To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy from the holder of record.
What constitutes a quorum?
      In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting, or at least 37,154,477 shares. Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.
What vote is required to approve each proposal?

•	Proposal 1: Elect Six Directors
The six nominees for director who receive the most votes will be elected. Votes withheld will therefore have no effect on the outcome of this proposal because only a plurality of votes actually cast is needed to elect a director.

•	Proposal 2: Approve the Applebee’s International, Inc. 2001 Senior Executive Bonus Plan, as amended
The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.

•	Proposal 3: Ratify Selection of Auditors for the 2006 Fiscal Year
The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.

•	Proposal 4: Act on Shareholder Proposal
The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.
How will my proxy get voted?
      If you properly fill in and return the enclosed proxy card, or vote by telephone or over the Internet, the designated Proxies (the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, the designated Proxies will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of the six nominees for director;

•	“FOR” approval of the Applebee’s International, Inc. 2001 Senior Executive Bonus Plan, as amended;

•	“FOR” ratification of Deloitte & Touche LLP as our Auditors for the 2006 fiscal year; and

•	“AGAINST” approval of the shareholder proposal.
      If necessary, and unless you have indicated on your proxy card that you wish to vote against any of the proposals, the individuals named on your proxy card may vote in favor of a proposal to adjourn the meeting to a later date in order to solicit and obtain sufficient votes for any of the proposals.
How will voting on “any other business” be conducted?
      Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any additional business is presented at the Annual Meeting, your signed or electronically transmitted proxy card gives authority to the designated Proxies to vote on such matters in their discretion.
How do I submit a proposal for next year’s Annual Meeting?
      If you have a proposal, other than a nomination for the Board of Directors, that you would like us to consider at the 2007 Annual Meeting of Stockholders, the proxy for such meeting will confer discretionary voting authority unless you submit your proposal to us no later than February 25, 2007. If you would like your proposal to be included in our Proxy Statement and proxy relating to that meeting, it must comply with the Securities and Exchange Commission (“SEC”) rules, and you must submit it to us no later than December 12, 2006. Proposals should be sent to our executive offices at 4551 W. 107th Street, Overland Park, Kansas 66207 in care of the Corporate Secretary.
How do I submit a nomination for the Board of Directors?
      If you wish to nominate an individual for a position on our Board of Directors, our by-laws require that you submit your nomination, along with certain information about the candidate, to the Corporate Secretary between 60 and 75 days before the date of the Annual Meeting (or other meeting at which directors will be elected). This should be sent to our principal executive offices at 4551 W. 107th Street, Overland Park, Kansas 66207 in care of the Corporate Secretary. If our first announcement of the date of the meeting comes during the 60-day period prior to the meeting, however, you may submit nominations to us at any time before the close of business of the 10th day following the day on which we announce the meeting. The notice must include the information required by our by-laws.

PROPOSAL 1
ELECTION OF SIX DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF
EACH NAMED NOMINEE.
      Your proxy will be used to vote for the election of the Nominees named below unless you withhold the authority to do so when you send in your proxy. If any Nominee becomes unavailable for election as a result of an unexpected occurrence, we would use your shares to vote for a substitute Nominee that we would propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any Nominee will be unavailable to serve. We have included additional information concerning the following Nominees in the section entitled “Board Nominees and Incumbents.”
      Our Board of Directors has three classes. Directors in each class serve three-year terms. The Corporate Governance/ Nominating Committee has recommended to the Board of Directors, and the Board of Directors has nominated for election by the stockholders, the six persons listed below. If elected, each of the class I Nominees below will serve until the 2008 Annual Meeting of Stockholders and each of the class II Nominees below will serve until the 2009 Annual Meeting of Stockholders, and in each case, until his or her successor is elected and qualified. A director’s term may end sooner due to death, resignation or removal.

		Current Position	Director
Name	Age	With The Company	Since	Class

Gina R. Boswell	43	Director	2005	I
David L. Goebel	55	President, Chief Operating Officer and Director	2006	I
Douglas R. Conant	54	Director	1999	II
D. Patrick Curran	61	Director	1992	II
Steven K. Lumpkin	51	Chief Financial Officer, Treasurer and Director	2004	II
Rogelio Rebolledo	61	Nominee	—	II
INFORMATION ABOUT THE BOARD OF DIRECTORS
AND EXECUTIVE AND OTHER SENIOR OFFICERS
Board Structure
      The Board of Directors is divided into three classes. Directors in each class serve for three-year terms.

•	Class I	There are four Class I directors. Their terms expire at the 2008 Annual Meeting. Ms. Boswell was appointed in October 2005 and Mr. Goebel was appointed in January 2006 to fill vacancies in Class I. In accordance with our by-laws, they are being nominated at the Annual Meeting for election as Class I directors.
•	Class II	There are currently three Class II directors. Their terms expire at the 2006 Annual Meeting. Mr. Rebolledo is being nominated for election at the Annual Meeting as a fourth Class II director.
•	Class III	There are four Class III directors. Their terms expire at the 2007 Annual Meeting.
Board Nominees and Incumbents
      Below, we have furnished information for each of the two persons being nominated for election as a Class I director and for each of the four persons being nominated for election as a Class II director to a new three-year term (“Nominees”). We have also furnished information for each person who is continuing as a Class I or Class III director of the Company (“Incumbents”).

      ERLINE BELTON, age 62 (Incumbent — Class I term expiring in 2008). Ms. Belton became a director of the Company in September 1998. Since November 1991, Ms. Belton has served as President and Chief Executive Officer of The Lyceum Group, a human resource consulting firm located in Roxbury, Massachusetts. From April 1990 until September 1991, Ms. Belton served as Senior Vice President of Human Resources and Organizational Development for Progressive Insurance Companies in Cleveland, Ohio. She also served as International Human Relations Director, as well as several other human resources positions, with Digital Equipment Corporation from 1978 through April 1990. Ms. Belton serves as Chair of a sub-committee of and as a member of the Executive Compensation Committee and the Corporate Governance/ Nominating Committee.
      GINA R. BOSWELL, age 43 (Nominee — Class I term expiring in 2008). Ms. Boswell became a director of the Company in October 2005. Ms. Boswell joined Avon North America in 2003 as Senior Vice President of Corporate Strategy and Business Development and was named to the position of Senior Vice President and Chief Operating Officer for Avon in February 2005. Ms. Boswell served as Vice President, Investor Relations from 1995 to 1997 and Vice President of New Business Development from 1997 to 1999 for The Estee Lauder Companies, Inc. Ms. Boswell joined Ford Motor Company in 1999 to serve as Vice President, CRM/ Consumer eBusiness. In 2001, she was appointed Director of Vehicle Personalization and in 2002 was appointed Director of Business Strategy, with responsibility for the business strategy for Ford’s global enterprise. Ms. Boswell serves as a member of the Corporate Governance/ Nominating Committee.
      DOUGLAS R. CONANT, age 54 (Nominee — Class II term expiring in 2006). Mr. Conant became a director of the Company in December 1999. In January 2001, Mr. Conant joined Campbell Soup Company as President and Chief Executive Officer and was elected to their Board of Directors. He was President of Nabisco Foods Company, a subsidiary of Nabisco Group Holdings Corp., from July 1995 until January 2001. He had been with Nabisco since 1991, having served in a number of other executive positions. Prior to joining Nabisco, Mr. Conant spent more than 16 years with the General Mills and Kraft Foods organizations in a variety of senior strategic and marketing management positions. Mr. Conant serves as Chair of the Executive Compensation Committee.
      D. PATRICK CURRAN, age 61 (Nominee — Class II term expiring in 2006). Mr. Curran became a director of the Company in November 1992. He has served as Chief Executive Officer of the Curran Companies in North Kansas City, Missouri since August 1979, and as Chairman of Cook Composites and Polymers, a joint venture with Total Petroleum Corp. (France), since its formation in 1990. He also serves as a member of the Board of Directors of Gold Banc Corporation, Inc., a publicly-traded company. Mr. Curran serves as a member of the Audit Committee.
      DAVID L. GOEBEL, age 55 (Nominee — Class I term expiring in 2008). Mr. Goebel was employed by Applebee’s in February 2001 as Senior Vice President of Franchise Operations and was promoted to Executive Vice President of Operations in December 2002. In January 2004, Mr. Goebel was promoted to Chief Operating Officer. In January 2005, he was also named President. In January 2006, Mr. Goebel was named to the Board of Directors and he assumed additional responsibilities including serving as principal executive officer. Prior to joining Applebee’s, Mr. Goebel headed a management company that provided consulting and strategic planning services to various businesses from April 1998 to February 2001. Prior to 1998, he was a franchise principal with an early developer group of the Boston Market concept. Mr. Goebel’s business experience also includes positions as Vice President of Business Development for Rent-a-Center (a subsidiary of Thorn, EMI) and Vice President of Operations for Ground Round restaurants.
      ERIC L. HANSEN, age 57 (Incumbent — Class I term expiring in 2008). Mr. Hansen became a director of the Company in January 1991. He is presently a shareholder in the Kansas City law firm of Holman, Hansen & Colville, P.C., a professional association. From September 1984 to December 1990, he served as a tax partner at Deloitte & Touche LLP, and from September 1974 to September 1984, he was a certified public accountant with Deloitte & Touche LLP. Mr. Hansen serves as Chair of the Audit Committee and as a member of the Corporate Governance/ Nominating Committee.
      JACK P. HELMS, age 53 (Incumbent — Class III term expiring in 2007). Mr. Helms became a director of the Company in March 1994. He is presently a principal and shareholder in the investment banking firm of Goldsmith, Agio, Helms and Company in Minneapolis, Minnesota. From May 1978 to January 1986, Mr. Helms was a partner in the law firm of Fredrikson & Byron, P.A. in Minneapolis, Minnesota. Mr. Helms serves as a member of the Audit Committee and as Chair of the Corporate Governance/ Nominating Committee.

      LLOYD L. HILL, age 62 (Incumbent — Class III term expiring in 2007). Mr. Hill became a director of the Company in August 1989 and was appointed Executive Vice President and Chief Operating Officer of the Company in January 1994. In December 1994, he assumed the role of President in addition to his role as Chief Operating Officer. Effective January 1, 1997, Mr. Hill assumed the role of Co-Chief Executive Officer. In January 1998, Mr. Hill assumed the full duties of Chief Executive Officer. In May 2000, Mr. Hill was elected Chairman of the Board of Directors. In January 2006, the Board of Directors announced plans to separate the Chairman and Chief Executive Officer positions, and implement Applebee’s leadership succession plan. In the summer of 2006, Mr. Hill anticipates recommending to the Board that Mr. Goebel become the next Chief Executive Officer. Following the role separation, Mr. Hill will continue to serve as Chairman of the Board. Prior to joining Applebee’s, he served as President of Kimberly Quality Care, a home health care and nurse personnel staffing company, from December 1989 to December 1993, where he also served as a director from 1988 to 1993, having joined that organization in 1980.
      STEVEN K. LUMPKIN, age 51 (Nominee — Class II term expiring in 2006). Mr. Lumpkin became a director of the Company in January 2004. He was employed by the Company in May 1995 as Vice President of Administration. In January 1996, he was promoted to Senior Vice President of Administration. In November 1997, he assumed the position of Senior Vice President of Strategic Development and in January 1998 was promoted to Executive Vice President of Strategic Development. He was named Chief Development Officer in March 2001. In March 2002, Mr. Lumpkin assumed the position of Chief Financial Officer and Treasurer. Prior to joining Applebee’s, Mr. Lumpkin was a Senior Vice President of a division of the Olsten Corporation, Kimberly Quality Care, from July 1993 until January 1995. From June 1990 until July 1993, Mr. Lumpkin was an Executive Vice President and a member of the Board of Directors of Kimberly Quality Care. From January 1978 until June 1990, Mr. Lumpkin was employed by Price Waterhouse LLP, where he served as a management consulting partner and certified public accountant.
      ROGELIO REBOLLEDO, age 61 (Nominee — Class II). Mr. Rebolledo was appointed President and Chief Executive Officer of Pepsi Bottling Group Mexico in January 2004 and elected to Pepsi Bottling Group’s Board in May 2004. From 2000 to 2003, Mr. Rebolledo was President and Chief Executive Officer of Frito-Lay International (“FLI”), a subsidiary of PepsiCo, Inc., operating in Latin America, Asia Pacific, Australia, Europe, Middle East and Africa. From 1997 to 2000, Mr. Rebolledo was the President of the Latin America/ Asia Pacific region for FLI. Mr. Rebolledo joined PepsiCo, Inc. in 1976 and held several senior positions including serving as President and Chief Executive Officer of the Latin America Region of PepsiCo Foods International and President of the Sabritas, Gamesa, Brazil and Spain PFI operations.
      BURTON M. SACK, age 68 (Incumbent — Class III term expiring in 2007). Mr. Sack became a director and was appointed an Executive Vice President of the Company in October 1994. He was the principal shareholder, a director and the President of Pub Ventures of New England, Inc., a former franchisee that was acquired by the Company in October 1994. In January 1996, Mr. Sack was appointed Executive Vice President of New Business Development with responsibility for international franchising. Mr. Sack retired as an officer of the Company at the end of the 1997 fiscal year, but continues to serve as a director. Mr. Sack is a private investor and serves as the Immediate Past Chairman and an officer of the National Restaurant Association. Mr. Sack serves as a member of the Executive Compensation Committee and the Corporate Governance/ Nominating Committee.
      MICHAEL A. VOLKEMA, age 50 (Incumbent — Class III term expiring in 2007). Mr. Volkema has been a director since 2004. Since 1995, he has been employed by Herman Miller, Inc., a furniture manufacturer, in various executive positions, including as Chief Executive Officer and Chairman of the Board. Currently, Mr. Volkema serves as Chairman of the Board. From 1994 to 1995, he was a consultant to Herman Miller, Inc. and later served as President and Chief Executive Officer of Coro, Inc. From 1993 to 1994, Mr. Volkema was Chairman of the Board for Meridian, Inc. Both Meridian, Inc. and Coro, Inc., are wholly-owned subsidiaries of Herman Miller, Inc. Mr. Volkema serves as a member of the Audit Committee and the Executive Compensation Committee.
Board Committees and Meetings
      During fiscal year 2005, the Board of Directors held four meetings, the Audit Committee held 14 meetings, the Executive Compensation Committee held four meetings, and the Corporate Governance/ Nominating Committee held four meetings. During fiscal year 2005, each director attended more than 75% of the Board meetings and the meetings of the committees on which such director served.

      The Board has three standing committees: the Audit Committee, the Executive Compensation Committee and the Corporate Governance/ Nominating Committee. The Board has affirmatively determined that each director who serves on these committees is independent, as that term is defined by applicable Nasdaq listing standards and SEC rules.
      The Audit Committee, acting pursuant to its written charter, assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. It engages the Company’s independent registered public accounting firm, reviews and approves services performed by such accountants, reviews and evaluates the Company’s accounting system and its system of internal controls, and performs other related duties delegated to such Committee by the Board of Directors as set forth in its charter. The Audit Committee Charter is attached hereto as Appendix A and is available on our website at www.applebees.com under the Investors section. The Audit Committee consists of the following independent directors: Mr. Curran, Mr. Hansen, Chair, Mr. Helms and Mr. Volkema. The Board of Directors has determined that Mr. Hansen is an “audit committee financial expert” as defined in Item 401(h) of SEC Regulation S-K.
      The Executive Compensation Committee, acting pursuant to its written charter, is responsible for setting executive compensation levels, bonus plan participation and executive and overall compensation policies. It also reviews and approves the various executive benefit plans and makes awards under the Company’s equity plans. The Executive Compensation Committee consists of the following independent directors: Ms. Belton, Mr. Conant, Chair, Mr. Sack and Mr. Volkema. Ms. Belton is Chair of a sub-committee of the Executive Compensation Committee. The Executive Compensation Committee Charter is available on our website at www.applebees.com under the Investors section.
      The Corporate Governance/ Nominating Committee, acting pursuant to its written charter, reviews corporate and board governance matters and evaluates and recommends candidates for nomination to the Board of Directors. The Committee is responsible for reviewing any stockholder nominations of Board candidates. The Committee also performs an annual assessment of the Board’s performance and periodically assesses each director’s performance. The Corporate Governance/ Nominating Committee consists of the following independent directors: Ms. Belton, Ms. Boswell, Mr. Hansen, Mr. Helms, Chair and Mr. Sack. The Corporate Governance/ Nominating Committee Charter is available on our website at www.applebees.com under the Investors section.
Corporate Governance
      The Corporate Governance/ Nominating Committee has developed, and the Board has adopted, certain corporate governance principles designed to formalize several existing practices and enhance governance efficiency and effectiveness. Among other things, these principles address the following:

•	prohibit Board members from serving on more than two other boards of public companies, unless the Board determines this service will not materially impact service to the Company;

•	prohibit director nomination for election after the age of 75;

•	direct periodic Board self-evaluation through the Corporate Governance/ Nominating Committee;

•	require the CEO to review succession planning on an annual basis with the Executive Compensation Committee and the Board;

•	authorize separate meeting time for independent directors at all regularly scheduled Board meetings;

•	authorize the Board and all committees to hire their own advisors;

•	require directors who change job responsibilities to offer to resign from the Board, if the Board deems it appropriate; and

•	set certain stock ownership guidelines for outside directors.
      Our corporate governance principles are available on our website at www.applebees.com under the Investors section. You may also access our code of conduct under the Investors section on our website.
      Annually, the Corporate Governance/ Nominating Committee follows a process designed to consider the re-election of existing directors and seek individuals qualified to become new board members for recommendation to the Board to fill any vacancies. The Corporate Governance/ Nominating Committee believes that having directors with relevant experience in business and industry, government, finance and other areas is beneficial to the Board as a whole. Directors with such backgrounds can provide a useful perspective on significant risks and competitive advantages and an understanding of the challenges the Company faces. The Corporate Governance/ Nominating Committee monitors the mix of skills and experience of its directors and committee members in order to assess whether the Board has the appropriate tools to perform its oversight function effectively.
      With respect to nominating existing directors, the Corporate Governance/ Nominating Committee reviews relevant information available to it, including the latest board evaluations for such persons, and assesses their continued ability and willingness to serve as a director. The Corporate Governance/ Nominating Committee also assesses each person’s contribution in light of the mix of skills and experience the Corporate Governance/ Nominating Committee has deemed appropriate for the Board.
      With respect to considering nominations of new directors when the opportunity arises, the Corporate Governance/ Nominating Committee conducts a thorough search to identify candidates based upon criteria the Corporate Governance/ Nominating Committee deems appropriate and considering the mix of skills and experience necessary to complement existing Board members. The Corporate Governance/ Nominating Committee then reviews selected candidates and makes a recommendation to the Board. The Corporate Governance/ Nominating Committee may seek input from other Board members or senior management in identifying candidates.
      The Corporate Governance/ Nominating Committee will consider nominations for the Board by stockholders in the same way it evaluates other individuals for nomination as a new director. Such nominations must be made in accordance with the Company’s by-laws which require that the nomination be submitted, along with certain information about the candidate, between 60 and 75 days before the date of the Annual Meeting.
      The Company publishes in its Annual Meeting materials and SEC filings the names of its directors, any of whom may be contacted in writing in care of the Company at our principal executive offices. Written communication addressed to the Board in general is reviewed by the Chairman for appropriate handling. Written communication addressed to an individual Board member is forwarded to that person directly.
      The Company expects its Board members to attend the Annual Meeting of Stockholders and schedules Board and committee meetings to coincide with the stockholder meeting to facilitate this. All of the then current directors attended the 2005 Annual Meeting of Stockholders.
      The Board of Directors has affirmatively determined that, except for Mr. Goebel, Mr. Hill and Mr. Lumpkin, all other directors are independent, as that term is defined by applicable Nasdaq listing standards and SEC rules.
Director Compensation
      For director compensation purposes, Ms. Belton, Ms. Boswell, Mr. Conant, Mr. Curran, Mr. Eric Hansen, Mr. Helms, Mr. Sack and Mr. Volkema were considered “non-employee directors” throughout 2005. Mr. Mark Hansen was considered a “non-employee director” through the end of his term in May 2005. During 2005, Mr. Hill and Mr. Lumpkin were “employee directors.” In 2005, non-employee directors, except for Mr. Mark Hansen and Ms. Boswell, received an annual cash retainer of $35,000 for service as a director, including participation on the three standing committees. Committee and sub-committee Chairs received an additional $10,000 annually. Beginning in May 2005, the Audit Committee Chair and the Executive Compensation sub-committee Chair received $15,000 annually. Mr. Mark Hansen received a pro rata share of the annual cash retainer through the completion of his term and Ms. Boswell received a pro rata share of the annual cash retainer from her appointment date. Compensation, if any, for service on special committees is determined by the Board at the time of establishment of the special committee. Employee directors do not receive any compensation for their service on the Board.
      The Amended and Restated 1995 Equity Incentive Plan also permits non-employee directors to elect to have their annual cash retainer paid by the grant of stock options. If, on or before December 15th, a non-employee director elects to receive stock options in lieu of all or a portion of his or her cash retainer for the following year, the director will receive in the following January an option to purchase the number of shares equal to the cash amount foregone divided by three-tenths of the exercise price, rounded to the next higher multiple of ten. For example, a non-employee director electing to forego $35,000 of retainer, assuming a share price of $30.00, would receive an option to buy 3,890 shares at $30.00 per share. In 2004, Mr. Conant and Mr. Sack elected to receive all of their cash retainer for 2005 in stock options and accordingly in January of 2005, received 4,490 options each.
      Cash compensation paid and stock options and restricted stock granted to Mr. Hill and Mr. Lumpkin for services rendered to the Company as an employee in fiscal 2005 are shown in the Summary Compensation Table.
      In December 2004, the Board approved, pursuant to Section 9.1(a) of the Amended and Restated 1995 Equity Incentive Plan, the amount and mix of cash and equity compensation to be paid to the Company’s non-employee directors for their services to the Company in fiscal 2005. The total annual compensation is valued at $171,000, based on, as set forth in Section 9.1(a), providing overall compensation in the range of the 75th percentile of non-employee director compensation paid by a selected peer group of public companies. Each non-employee director will receive $35,000 of this amount in cash as an annual retainer. As discussed above, a director may elect to receive all or a portion of this retainer in stock options. The remaining $136,000 in value of annual compensation is paid in stock options or a combination of stock options and restricted stock. A director may elect to take the restricted stock in the form of stock options at a rate of three-to-one.
      Non-employee directors were compensated for their 2005 services as follows:

			Options
			Received in
			Lieu of Cash	Cash Received
Name	Options	Restricted Stock	Retainer	for Retainer

Erline Belton	13,900	—	—	$47,773	(1)
Gina Boswell	5,500	2,800	—	6,731	(2)
Douglas Conant	5,500	2,800	4,490	10,000
D. Patrick Curran	13,900	—	—	35,000
Eric Hansen	5,500	2,800	—	47,349	(1)
Mark Hansen	5,500	2,800	—	15,293	(2)
Jack Helms	13,900	—	—	45,000
Burton Sack	13,900	—	4,490	—
Michael Volkema	5,500	2,800	—	35,000

(1)	The cash retainer for Ms. Belton and Mr. Eric Hansen reflects an increase of their Chair retainers from $10,000 to $15,000 in May 2005.

(2)	Ms. Boswell and Mr. Mark Hansen received a pro rata share of their cash retainers for the period each of them held their position.

Certain Information Concerning Executive and Other Senior Officers
      Information regarding the executive and other senior officers of the Company, who are not also current directors, is as follows:

Name	Age	Position

John C. Cywinski	43	Executive Vice President and Chief Marketing Officer
Carin L. Stutz	49	Executive Vice President of Operations
Stanley M. Sword	44	Executive Vice President and Chief People Officer
Rohan M. St. George	46	President of International Division
Philip R. Crimmins	54	Senior Vice President of Development
Michael Czinege	52	Senior Vice President and Chief Information Officer
Miguel Fernandez	51	Senior Vice President of Company Operations
Kurt Hankins	45	Senior Vice President of Menu Development and Innovation
David R. Parsley	59	Senior Vice President of Supply Chain Management
Carol A. DiRaimo	44	Vice President of Investor Relations
Beverly O. Elving	52	Vice President of Accounting and Controller
Rebecca R. Tilden	50	Vice President and General Counsel and Secretary
      John C. Cywinski was employed by Applebee’s in July 2001 as Senior Vice President and Chief Marketing Officer and he was promoted to Executive Vice President in January 2004. Prior to joining Applebee’s, Mr. Cywinski was employed as Vice President of Brand Strategy for McDonald’s Corporation from April 1999 to July 2001. From October 1996 to April 1999, he was President of Buena Vista Pictures Marketing, the motion picture division of The Walt Disney Company. Prior to The Walt Disney Company, Mr. Cywinski was Vice President of U.S. Marketing for Burger King Corporation, where he held various positions of increasing responsibility from 1989 to 1996. He started his career with the Leo Burnett Advertising Agency in 1984.
      Carin L. Stutz was employed by Applebee’s in November 1999 as Senior Vice President of Company Operations. In January 2005, she was promoted to Executive Vice President of Operations. Prior to joining Applebee’s, Ms. Stutz was Division Vice President with Wendy’s International from July 1994 to November 1999. From 1993 to 1994, she was Regional Operations Vice President for Sodexho, USA. From 1990 to 1993, Ms. Stutz was employed by NutriSystem, Inc. as Vice President of Corporate Operations. Prior to 1990, Ms. Stutz was employed for 12 years with Wendy’s International.
      Stanley M. Sword was employed by Applebee’s in August 2005 as Executive Vice President and Chief People Officer. Prior to joining Applebee’s, Mr. Sword was employed for seven years as an executive with Cerner Corporation. Hired in August 1998 as Senior Vice President and Chief People Officer, he became President of Cerner’s Great Lakes region in August of 2003. Prior to Cerner, Mr. Sword spent five years with AT&T (three years as the Vice President of Organization Development of NCR Corporation and two years as a client partner in the outsourcing practice of AT&T Solutions). Prior to joining AT&T, Mr. Sword spent ten years with Accenture Consulting in a variety of roles within their systems integration practice.
      Rohan M. St. George was employed by Applebee’s in November 2004 as President of the International Division. Prior to joining Applebee’s, Mr. St. George was a managing director for Yum Restaurants International which included responsibility for Puerto Rico, the U.S. Virgin Islands and Venezuela. From 1998 to 2003, he was Vice President of Global Operations for KFC, Pizza Hut and Taco Bell. Prior to 1998, Mr. St. George had 14 years operations experience with Pizza Hut and KFC in various management positions.
      Philip R. Crimmins was employed by Applebee’s in August 2002 as Vice President of Operations Excellence. In September 2003, Mr. Crimmins was promoted to Senior Vice President of Development. Prior to joining Applebee’s, he was employed by Pizza Hut, Inc. for 27 years, most recently as Vice President of Service Strategies. While at Pizza Hut, Inc., Mr. Crimmins held several other positions of increasing responsibility, including senior leadership positions in research and development, concept development, customer satisfaction, field training, and restaurant operations.

      Michael Czinege was employed by Applebee’s in April 2004 as Senior Vice President and Chief Information Officer. Prior to joining Applebee’s, Mr. Czinege was Executive Vice President of North American operations for Celerant Consulting. From 1996 to 2004, he was a partner and later Vice President of Cap Gemini Ernst & Young, one of the world’s leading providers of consulting, technology and outsourcing services. Mr. Czinege has nearly three decades of industry and consulting experience in manufacturing and supply chain management operations, business planning, sales and marketing, and information systems.
      Miguel Fernandez was employed by Applebee’s in January 1995 as Area Director in California before becoming Director of Operations in 1996 for Pacific Gold, Inc., an Applebee’s franchisee. He rejoined Applebee’s in September 1998 as Regional Vice President of Company Operations. In January 2005, he was appointed Senior Vice President of Company Operations. Prior to joining Applebee’s, Mr. Fernandez served as Vice President of Operations for Ninfa’s Mexican Restaurants, Regional Director of Operations for Acapulco Restaurants and Vice President of Operations for Casa Vallarta Mexican Restaurants.
      Kurt Hankins was employed by Applebee’s in August 2001 as Vice President of Research and Development. In December 2003, Mr. Hankins was promoted to Senior Vice President of Menu Development and Innovation. Prior to joining Applebee’s, he served as Vice President of Food and Beverage for Darden Restaurants, Inc. from July 1999 through July 2001. From August 1994 to July 1999, he served as Director of Food Research and Development for Darden Restaurants, Inc. Prior to his employment with Darden Restaurants, Inc., he held various positions in food and beverage research and development within the restaurant industry.
      David R. Parsley was employed by Applebee’s in April 2000 as Senior Vice President of Purchasing and Distribution. In January 2003, Mr. Parsley was named Senior Vice President of Supply Chain Management. Prior to joining Applebee’s, Mr. Parsley held several positions with Prandium, Inc., operator of El Torito, Chi-Chi’s and Koo Koo Roo, from November 1996 to April 2000, most recently as Senior Vice President of Quality and Supply Chain Management. He has also held purchasing positions with The Panda Management Company, Carl Karcher Enterprises, Proficient Food Company, Inc., and Baxter Healthcare Corporation.
      Carol A. DiRaimo was employed by Applebee’s in November 1993 as Associate Director of Financial Planning and Reporting and was promoted to Director in 1995. She was named Director of Treasury and Corporate Analysis in 1998 and Director of Investor Relations and Corporate Analysis in April 2000. She was promoted to Executive Director of Investor Relations in January 2003 and Vice President of Investor Relations in February 2004. Prior to joining Applebee’s, she was employed by Gilbert/ Robinson, Inc. from May 1989 to November 1993. Ms. DiRaimo, a certified public accountant, was also employed by Deloitte Haskins & Sells for six years.
      Beverly O. Elving was employed by Applebee’s in June 1998 as Director of Corporate Accounting. In September 2002, Ms. Elving was promoted to Vice President of Accounting. In February 2005, she was named Vice President and Controller. Prior to joining Applebee’s, she was Chief Financial Officer from 1996 to 1998 for Integrated Medical Resources, a publicly-held management services company. From 1990 to 1996, Ms. Elving was employed by the Federal Deposit Insurance Corporation as Director of Financial Operations and was later promoted to Vice President of Financial Operations & Accounting. Ms. Elving, a certified public accountant, was also employed by Arthur Andersen & Co for five years.
      Rebecca R. Tilden was employed by Applebee’s in November 2003 and became Vice President and General Counsel in January 2004. Prior to joining Applebee’s, Ms. Tilden was an independent consultant specializing in corporate compliance and ethics issues. From 1987 to 2000, Ms. Tilden was employed by Aventis Pharmaceuticals, Inc., in various positions of increasing responsibility and served most recently as Vice President, Assistant General Counsel and Secretary.

STOCK OWNERSHIP OF OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS
      The following table sets forth information, as of March 13, 2006, regarding the ownership of common stock, our only class of outstanding securities, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director and nominee for director and each executive officer named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

	Beneficial Ownership(1)

	Number	Percent
	of Shares	Held

FMR Corp (2)	11,688,255	15.3%
82 Devonshire Street
Boston, MA 02109
Capital Research and Management Company (3)	6,907,000	9.1%
333 South Hope Street
Los Angeles, CA 90071
JPMorgan Chase & Co. (4)	5,410,666	7.0%
270 Park Avenue
New York, NY 10017
Burton M. Sack (5)(6)	2,602,411	3.5%
Lloyd L. Hill (5)	457,068	0.6%
John C. Cywinski (5)	417,281	0.6%
Louis A. Kaucic (5)	394,172	0.5%
D. Patrick Curran (5)	305,499	0.4%
Jack P. Helms (5)	259,832	0.3%
David L. Goebel (5)	212,607	0.3%
Steven K. Lumpkin (5)	178,116	0.2%
Carin L. Stutz (5)	157,668	0.2%
Douglas R. Conant (5)	149,492	0.2%
Erline Belton (5)	96,575	0.1%
Eric L. Hansen (5)(7)	81,350	0.1%
Michael A. Volkema (5)	28,550	—
Gina R. Boswell	5,600	—
Rogelio Rebolledo	—	—
All executive officers and directors as a group (22 persons) (5)	5,601,685	7.5%

(1)	The mailing address of each individual is 4551 W. 107th Street, Overland Park, Kansas 66207, unless otherwise shown.

(2)	Based on a Schedule 13G/ A filed by FMR Corp. on February 14, 2006, reflecting beneficial ownership, FMR Corp. has sole power to vote 348,809 shares, shared power to vote 0 shares and sole power to dispose of all shares.

(3)	Based on a Schedule 13G filed by Capital Research and Management Company (“CRMC”) on February 10, 2006, reflecting beneficial ownership, CRMC has sole power to vote 5,407,000 shares, shared power to vote 0 shares and sole power to dispose of all shares.

(4)	Based on a Schedule 13G filed by JPMorgan Chase & Co. (“JPMorgan”) on February 10, 2006, reflecting beneficial ownership, JPMorgan has sole power to vote 4,418,267 shares, shared power to vote 867,899 shares, sole power to dispose of 4,541,767 shares and shared power to dispose of 867,899 shares.

(5)	Includes certain shares subject to options exercisable as of March 13, 2006 or within 60 days thereafter: 307,125 shares for Mr. Sack, 187,499 shares for Mr. Hill, 350,000 shares for Mr. Cywinski, 322,623 shares for Mr. Kaucic, 151,937 shares for Mr. Curran, 186,669 shares for Mr. Helms, 121,874 shares for Mr. Goebel 67,499 shares for Mr. Lumpkin, 93,749 shares for Ms. Stutz, 146,692 shares for Mr. Conant, 91,525 shares for Ms. Belton, 61,250 shares for Mr. Hansen, 25,750 shares for Mr. Volkema and 2,246,747 shares for all executive officers and directors as a group.

(6)	Includes 448,318 shares held in family trusts or partnerships for which Mr. Sack disclaims beneficial ownership.

(7)	Includes 14,500 shares held in a family trust for which Mr. Hansen disclaims beneficial ownership.

PERFORMANCE GRAPH
      The following graph compares the annual change in the Company’s cumulative total stockholder return for the five fiscal years ended December 25, 2005 (December 31, 2000 to December 25, 2005) based upon the market price of our common stock, compared with the cumulative total return on the Nasdaq Market Index and the Hemscott Group Index. The Nasdaq Market Index includes both the Nasdaq NMS and Nasdaq Small-Cap Issuers indices. The Hemscott Group Index, formerly known as the CoreData Group Index, includes approximately 80 restaurant companies.
APPLEBEE’S INTERNATIONAL, INC.
Performance Graph
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG APPLEBEE’S INTERNATIONAL, INC.,
NASDAQ MARKET INDEX AND HEMSCOTT GROUP INDEX
ASSUMES $100 INVESTED ON DEC. 31, 2000
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 25, 2005
Source: Hemscott Industry Group

Measurement Period
(Fiscal Year Covered)	Applebee’s	Nasdaq	Hemscott
Measurement Point	International, Inc.	Market Index	Group Index

December 31, 2000	$100.00	$100.00	$100.00
December 30, 2001	$163.47	$79.71	$101.41
December 29, 2002	$169.54	$55.60	$80.95
December 28, 2003	$277.59	$83.60	$111.45
December 26, 2004	$274.51	$90.63	$136.12
December 25, 2005	$251.38	$92.62	$144.82

EXECUTIVE COMPENSATION
Executive Compensation Committee Report
      This report discusses how the Executive Compensation Committee determined the compensation for Lloyd L. Hill, our Chief Executive Officer (“CEO”) and the other executives named in the Summary Compensation Table (the “Named Executives”) for the 2005 fiscal year. Please see “Board Committees and Meetings” for a discussion of the duties and responsibilities of the Executive Compensation Committee.

Compensation Philosophy
      We believe that our growth and success is dependent, in large part, on our ability to attract and retain highly qualified senior executives. Toward that end, we have developed a competitive executive compensation program. We designed the program to reward senior executives over the short- and long-term for achieving Company financial objectives and increasing shareholder value.
      Our executive compensation program has three primary components:

•	Base salary

•	Annual cash incentive, which is earned by achieving annual earnings per share (“EPS”) growth and other operating targets

•	Long-term incentive compensation in the form of equity awards, which consist of annual stock option and restricted stock grants
      In addition, we provide an executive retirement plan, certain severance and change-in-control benefits, a deferred compensation plan, a FlexPerx program, a bonus for early attainment of required executive stock ownership guidelines and certain other benefits to our executives, as described elsewhere in this report and this Proxy Statement.
      We set target executive compensation ranges each year after reviewing compensation in other companies similar to ours. For 2005, we set compensation ranges that are competitive with those offered by a group of our peers in the restaurant business. To do this, we reviewed publicly available compensation information for a broad range of restaurant companies, selecting them based on several criteria including revenue size, market capitalization, revenue and earnings growth rates, and market segment. The restaurant companies reviewed for compensation comparisons are included in but are not all of the companies in the Hemscott Group Index, which we used to measure our stock price performance in the Performance Graph included in this Proxy Statement. In addition, we compared our targeted compensation ranges to those in a broad-based group of companies with similar revenue size to ensure that our compensation is competitive with those of companies outside the restaurant industry.
      We used the following compensation philosophy to determine target ranges of executive compensation for 2005:

•	We set base salary midpoints for each executive level at or near the median of the base salaries for executives in the comparison groups.

•	We set target annual cash incentive opportunities so that target total cash (base salary midpoints plus target annual cash incentive opportunities) would be at the 75th percentile of total cash for executives in the comparison groups when the Company and executives achieve the targeted performance levels.

•	We set target long-term incentive equity award levels so that total direct compensation (target total cash plus the target present value of annual stock awards) would be at the 75th percentile of total direct compensation for executives in the comparison groups when the Company achieves target performance levels. To determine the value of equity awards, we assigned a standardized present value to our stock and the stock of companies in the comparison group.
      In developing executive compensation programs and setting target compensation levels for 2005, the Committee also relied on the advice of a nationally recognized independent compensation consulting firm.

      After base salary target ranges are set, we then determine each component of compensation for each Named Executive and the CEO as described below.

Components of Executive Compensation for 2005
      Throughout 2005, we had written employment agreements in effect with Mr. Hill, Mr. Lumpkin and Mr. Kaucic. We did not use these agreements to determine 2005 compensation levels because they were entered into prior to 2004 and address only first year base salary levels. New agreements for Mr. Lumpkin and Mr. Goebel were entered into in January 2006 and are described later in the Proxy Statement. The Committee establishes base salary, target annual incentive opportunities, and long-term incentive levels each year.

Base Salary
      After setting base salary target ranges, the Committee considers several criteria to determine individual base salary amounts. These criteria include certain strategic, operational and leadership goals for each individual. Base salary increases for Named Executives other than the CEO in 2005 varied based on individual contributions to the Company’s performance in 2004 and on changes in individual accountabilities in 2005.

Annual Cash Incentive Compensation
      The Company has two cash bonus plans under which it provides annual cash incentive. In 2005, the 2001 Senior Executive Officer Bonus Plan was used only for the CEO and is described below.
      Bonuses for the other Named Executives are made under the 1999 Management and Executive Incentive Plan. After setting target ranges based on peer group comparisons, awards under this annual incentive plan are based on the achievement of annual operating and financial goals that contribute to the Company’s short- and long-term EPS performance. Also, for each executive, the Committee takes into consideration individual strategic goals that it believes will drive the Company’s overall performance. The Committee sets a percentage of base salary as the maximum bonus potential. Based on Company and individual performance in 2005, the Committee approved awards for the Named Executives resulting in the bonus payments shown in the Summary Compensation Table.

Long-Term Incentive Compensation
      The Committee believes that equity awards are an important element of the Company’s executive compensation program and the primary means of rewarding executives for increasing stockholder value over the long-term. Target levels are set based on the peer group comparisons discussed above. Awards are made under the Company’s Amended and Restated 1995 Equity Incentive Plan. The Committee uses a combination of stock options and restricted stock to comprise the equity portion of the executive compensation program. Initial award values are set based upon a ratio of two-thirds in stock options and one-third in restricted stock. The Committee then allows the executive to elect to have the Committee grant additional stock options in exchange for restricted stock at a preset value. Both options and restricted stock are subject to a three year vesting period. This provides a focus on goals designed to achieve continued stock price growth over the long-term. Equity awards also serve as the primary retention tool for the Named Executives. Option and restricted stock grants made in fiscal 2005 are set forth in the Summary Compensation Table.
      The Committee has also focused on putting executives at financial risk based on the Company’s stock performance. We have adopted the stock ownership guidelines discussed below to ensure that the Company’s equity compensation programs result in significantly increased share ownership by executives.

      The following table sets forth the fair value using the Black-Scholes method, as of the grant date, of the stock options and restricted stock granted to the Named Executives other than the CEO in fiscal 2005:

	Stock	Restricted
Name	Options	Stock	Total

David Goebel	$683,124	$491,470	$1,174,594
Steven Lumpkin	443,638	303,555	747,193
John Cywinski	420,082	426,478	846,560
Louis Kaucic	333,710	241,399	575,109
Carin Stutz	314,080	—	314,080
      Mr. Cywinski met his share ownership guidelines in 2005 and accordingly, received 4,726 shares of restricted stock which vest after two years.

Other Compensation and Benefits
      Retirement Benefits. In April 2004, the Board of Directors approved the Company’s Executive Retirement Plan pursuant to which eligible officers will receive certain benefits from the Company following retirement. The Executive Retirement Plan is discussed in more detail in this Proxy Statement under Executive Compensation — Executive Retirement Plan.
      Severance and Change-in-Control Agreements. Mr. Goebel and Mr. Lumpkin are entitled to certain severance and change-in-control benefits pursuant to their employment agreements, as described in more detail in this Proxy Statement. Mr. Kaucic, Mr. Cywinski and Ms. Stutz are parties to change-in-control and noncompete agreements with the Company which provide certain severance and change-in-control benefits. These agreements are described in more detail in this Proxy Statement under Executive Compensation — Employment Agreements and Change in Control Arrangements.
      Deferred Compensation Plan. The Company maintains a Non-qualified Deferred Compensation Plan for its senior officers. Each of the Named Executives participates in the plan. The plan allows deferral of specified amounts of compensation which are then invested in certain specified funds. The Company makes certain matching contributions, as shown in the Summary Compensation Table. The Deferred Compensation Plan is described in more detail in this Proxy Statement under Executive Compensation — Deferred Compensation Plan.
      Airplane Use. The Company maintains two airplanes that are used by Company personnel for business travel. The Named Executives may use the airplanes for personal travel within specified guidelines. With the advance approval of the CEO, the Named Executives are authorized to use the airplanes for personal travel for a maximum of five hours jet travel or equivalent on a slower aircraft per calendar year. The CEO may approve additional use in extraordinary situations. The Named Executives report income with respect to this travel at the applicable tax rates. In this Proxy Statement, compensation to the Named Executive is based on the incremental cost to the Company, as shown in the Summary Compensation Table. The Named Executives also receive a cash payment equal to their tax liability for the airplane use. All expenses other than customary airplane related expenses must be paid by the Named Executive. The Committee reviews a summary of personal use for senior executives each year.
      Health Plan and Other Benefits. The Company provides an executive health plan pursuant to which the Company will provide eligible officers group health coverage. The terms and costs of the coverage are determined by the Company and vary from participant to participant. In addition, the Named Executives are eligible for other benefit programs provided to employees generally, based on each plan’s eligibility requirements.
      FlexPerx Program. In 2004, the Committee approved the FlexPerx Program for certain of the Company’s officers to promote health and foster a balanced lifestyle. FlexPerx is a program whereby cash benefit awards, in addition to other compensation, are granted to certain Company officers on a calendar year basis, based upon each such officer’s scope of employment responsibility. FlexPerx benefits may be used for any purpose, at the sole discretion of the officer receiving the benefit. The FlexPerx Program is discussed in more detail in this Proxy Statement under Executive Compensation — FlexPerx Program.

Executive Stock Ownership Guidelines
      In 1998, we established stock ownership guidelines that became effective for the Chairman and CEO through Senior Vice President levels as of July 1, 1998 and for Vice Presidents as of January 1, 1999.
      The targeted stock ownership requirements for the executive officer group were modified in 2004 and are as follows:

• Chairman and CEO	4 times base salary
• President and COO	3.5 times base salary
• Executive Vice Presidents/Other Named Executive Officers	3 times base salary
• Senior Vice Presidents	1.5 times base salary
• Vice Presidents	1 times base salary
      An executive must achieve the applicable targeted ownership level generally within five years in order to continue to participate in our annual stock option and restricted stock program after that date. If a participating executive achieves the applicable targeted level within three years, he or she will receive a share bonus of 50% of base salary up to $125,000. The bonus is restricted until five years of participation have been achieved. As of the end of 2005, the CEO and all other Named Executives who had participated in the share ownership program for at least three years had exceeded his or her required share ownership level and, as a result, qualified for the restricted share bonus.
      The table below sets forth the required level of ownership for each Named Executive and the CEO and their ownership of Company stock as of December 31, 2005.

	Required
	Level	Stock
Name	(Shares)	Ownership

Lloyd Hill	131,509	230,692
David Goebel	56,713	67,858
Steven Lumpkin	51,165	74,154
John Cywinski	49,932	64,212
Carin Stutz	36,987	63,919
      Louis Kaucic retired on January 3, 2006, and is no longer subject to the stock ownership guidelines.

Compensation of the Chief Executive Officer
      For the sixth consecutive year, the Committee specifically reviewed Mr. Hill’s annual performance for 2005. In 2000, Ms. Belton, as a member of the Committee and with its concurrence, designed a review process which includes interviews with Mr. Hill, other officers who report to Mr. Hill, members of the Board of Directors, and a cross-section of franchise principals and Company employees. The process also includes a review of both internal and external information regarding the status and performance of the Company and Mr. Hill. With the approval of the Committee, in early 2006, Ms. Belton again performed this extensive review process regarding Mr. Hill’s 2005 performance. The Committee considers this review process to be beneficial to the Company, its stockholders and Mr. Hill. Effective May 2004, Ms. Belton is Chair of a sub-committee to evaluate the CEO.

Base Salary
      The Committee undertakes the same process to set base salary for the CEO as for the other Named Executives. In addition, in late 2004, the Committee completed a review of the Company’s overall performance against its operating and strategic goals, as a part of the annual performance review of the CEO. Based on Company performance in 2004 and a review of the compensation data, the 2005 CEO base salary was set at $800,000.

Annual Cash Incentive
      The annual cash bonus for the CEO is made under the 2001 Senior Executive Officer Bonus Plan, which was approved by the Committee in 2001. The plan was approved by our stockholders in May 2001 in order to qualify the compensation paid under section 162(m) of the Internal Revenue Code. The Committee determined that only the CEO would participate in this plan for fiscal year 2005. The plan calls for cash bonuses to be paid upon achieving certain annual operating and financial goals that contribute to the Company’s short and long-term EPS performance as set by the Committee. Based on actual 2005 performance, Mr. Hill did not receive a bonus.

Long-Term Incentive Compensation
      The Committee determines the long-term incentive compensation equity awards to the CEO in the same manner as it determines awards for the other Named Executives. Mr. Hill received stock option and restricted stock grants in 2005 as set forth in the Summary Compensation Table. The fair value using the Black-Scholes model, as of the grant date, of the stock options was $1,107,132 and the restricted stock was $780,570 for a total of $1,887,702.

Other Compensation
      The CEO also participates in and is eligible for the other compensation and benefits as the other Named Executives, as described above. The Company has a policy for the use of its airplane by the CEO which allows the CEO to use the airplane for reasonable personal use at his discretion. All use must be documented and the value of the use is charged to Mr. Hill for tax purposes. The Committee reviews each year the amount of personal use of the airplane by the CEO. In this Proxy Statement, compensation to the CEO related to airplane use is based on the incremental cost to the Company, and is shown in the Summary Compensation Table. The CEO receives a cash payment equal to his tax liability for the airplane use.

Review of All Components of CEO Compensation
      The Committee has reviewed all components of the CEO’s direct compensation, including salary, bonus and equity and long-term incentive compensation. Based on this review, the Committee finds the CEO’s total direct compensation in the aggregate to be reasonable and not excessive. It should be noted that when the Committee considers any component of the CEO’s total direct compensation, the aggregate amounts and mix of all the components are taken into consideration in the Committee’s decisions.

Deductibility of Compensation
      Section 162(m) of the Internal Revenue Code places an annual limitation of $1,000,000 on the compensation of certain executive officers of publicly-held corporations that can be deducted for federal income tax purposes unless such compensation is based on performance. Generally, the Committee believes that it is in the best interests of the Company’s stockholders to comply with such tax law, while still maintaining the goals of the Company’s executive compensation program. However, where it is deemed necessary and in the best interests of the Company to continue to attract and retain the best possible executive talent, and to motivate such executives to achieve the goals inherent in the Company’s business strategy, the Committee will approve compensation to executive officers which may exceed the limits of deductibility. No executive of the Company received non-performance based compensation in excess of $1,000,000 in 2005.

EXECUTIVE COMPENSATION COMMITTEE
Douglas R. Conant, Chair
Erline Belton
Burton M. Sack
Michael A. Volkema

Summary Compensation Table
      The following Summary Compensation Table sets forth the compensation of the Chief Executive Officer, each of the next four most highly compensated executive officers in each of their respective positions with the Company whose annual salary and bonuses exceeded $100,000 for services in all capacities to the Company during the last three fiscal years, and who were serving at the end of the fiscal year, and for Mr. Louis Kaucic who was not an executive officer at the end of the fiscal year but whose salary and bonus in fiscal 2005 would have placed him among the next four most highly compensated executive officers.
SUMMARY COMPENSATION TABLE

					Long Term Compensation

	Annual Compensation				Awards

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
	Fiscal	Salary(1)	Bonus(2)	Compensation(3)	Awards(4)	Options(5)	Payouts(6)	Compensation(7)
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)

Lloyd L. Hill	2005	$786,154	—	$104,833	$780,570	141,000	—	$66,183
Chief Executive Officer	2004	703,846	$554,500	59,310	580,201	187,499	$370,882	55,546
	2003	686,154	950,730	67,721	586,125	187,499	1,294,313	47,554

David L. Goebel	2005	$458,942	$90,100	$ 29,743	$491,470	87,000	—	$26,298
President and Chief	2004	393,789	271,269	—	359,383	67,499	—	18,076
Operating Officer	2003	310,077	263,655	—	130,250	48,750	$345,150	13,610

Steven K. Lumpkin	2005	$408,846	$115,300	$ 64,624	$303,555	56,500	—	$29,490
Executive Vice President and	2004	370,385	280,341	—	232,080	67,499	$123,618	21,431
Chief Financial Officer	2003	349,615	366,856	—	221,425	67,499	431,438	17,794

John C. Cywinski	2005	$400,385	$34,000	$ 18,942	$426,478	53,500	—	—
Executive Vice President and	2004	374,769	201,416	—	232,080	67,499	$98,900	$ 9,614
Chief Marketing Officer	2003	365,769	291,783	—	182,350	67,499	345,150	13,600

Louis A. Kaucic(8)	2005	$316,923	—	$ 19,993	$241,399	42,500	—	$20,384
Executive Vice President and	2004	296,154	$155,415	—	193,400	48,749	$123,618	17,645
Chief People Officer	2003	277,702	213,436	—	195,375	48,750	431,438	14,707

Carin L. Stutz	2005	$294,607	$93,600	$ 6,000	—	40,000	—	$17,915
Executive Vice President of	2004	257,858	143,676	—	—	37,499	—	16,235
Company Operations	2003	256,338	190,026	—	$135,266	37,499	—	9,723

(1)	Mr. Hill, Mr. Goebel, Mr. Lumpkin and Mr. Kaucic deferred $171,538, $24,086, $52,442 and $69,425, respectively, of their 2003 salary under the Company’s deferred compensation plan. Mr. Hill, Mr. Goebel, Mr. Lumpkin and Mr. Kaucic deferred $351,923, $31,503, $74,077 and $94,718, respectively, of their 2004 salary under the Company’s deferred compensation plan. Mr. Hill, Mr. Goebel, Mr. Lumpkin, Mr. Cywinski, Mr. Kaucic and Ms. Stutz deferred $393,077, $36,715, $81,769, $32,031, $158,462, and $23,938 respectively, of their 2005 salary under the Company’s deferred compensation plan. All deferred amounts are included in the amounts shown in the table.

(2)	Represents amounts earned under the Company’s annual cash incentive bonus plans. Mr. Kaucic elected to receive a portion of his 2003 bonus in stock and, accordingly, received 2,616 shares in March 2004. The portion of the bonus (in dollars) used to obtain those shares is included in the table. Mr. Hill, Mr. Goebel and Mr. Kaucic deferred $237,683, $21,092 and $53,359, respectively, of their 2003 bonus under the Company’s deferred compensation plan. Mr. Hill, Mr. Goebel, Mr. Kaucic and Ms. Stutz deferred $526,775, $21,702, $124,332, and $11,494, respectively, of their 2004 bonus under the Company’s deferred compensation plan. Ms. Stutz deferred $7,488 of her 2005 bonus under the Company’s deferred compensation plan. All deferred amounts are included in the amounts shown in the table.

(3)	Amounts applicable to Mr. Hill in 2003 and 2004 include personal use of the corporate airplane of $67,721 and $59,310, respectively. In 2003 and 2004, this amount was reported using the Standard Industry Fare Level method. Amounts in 2003 and 2004 do not include perquisites and other personal benefits where the total incremental cost of all perquisites did not exceed $50,000 per year, as permitted under SEC rules.

In 2005, for proxy reporting purposes, the Company has adopted the incremental cost method to value other annual compensation attributable to an executive’s personal usage of the corporate airplane. The incremental cost method is calculated based upon the amount invoiced to the Company plus engine maintenance costs. Under the Company’s policy for personal use of the corporate airplane, the CEO is eligible to use the airplane for reasonable personal purposes. Other senior executives may use the corporate airplane for personal purposes, subject to review by and approval of the CEO. The value of all personal usage, as well as spousal travel, is added to the senior executive’s taxable income.

This column for 2005 includes personal corporate airplane usage under the incremental cost method and amounts paid under the FlexPerx program as outlined in the table below.

	Personal
	Airplane
Name	Use(i)	FlexPerx	Total

Lloyd L. Hill	$91,333	$13,500	$104,833

David L. Goebel	21,243	8,500	29,743

Steven K. Lumpkin	56,124	8,500	64,624

John C. Cywinski	10,442	8,500	18,942

Louis A. Kaucic	11,493	8,500	19,993

Carin L. Stutz	—	6,000	6,000

(i)	Personal airplane use includes cash payments received to reimburse the Named Executive for his or her tax liability.

(4)	The amounts shown in this column represent the dollar value of the grant of restricted stock based on the value of the Company’s common stock on the grant date. All grants were made under the Company’s Amended and Restated 1995 Equity Incentive Plan. Mr. Goebel met his share ownership guidelines in 2004 and accordingly, received 5,431 shares of restricted stock which vest after two years. Mr. Cywinski met his share ownership guidelines in 2005 and accordingly, received 4,726 shares of restricted stock, which vest after two years. Amounts for 2003, 2004 and 2005 represent restricted stock grants aggregating 83,250 shares for Mr. Hill, 38,931 shares for Mr. Goebel, 32,250 shares for Mr. Lumpkin, 34,726 shares for Mr. Cywinski, 27,100 shares for Mr. Kaucic and 7,762 shares for Ms. Stutz. The aggregate value of these shares granted in 2005, 2004 and 2003 based upon the closing sale price of our common stock on December 23, 2005 (the last trading day of fiscal 2005) was $1,918,080 for Mr. Hill, $896,970 for Mr. Goebel, $743,040 for Mr. Lumpkin, $800,087 for Mr. Cywinski, $624,384 for Mr. Kaucic and $178,836 for Ms. Stutz. Restricted stock awards receive any dividends paid.

(5)	Represents options granted pursuant to the Company’s Amended and Restated 1995 Equity Incentive Plan.

(6)	Amounts applicable to 2003 represent the value of performance shares earned and cash received under a three-year performance cycle. Mr. Goebel and Mr. Cywinski elected to receive a portion of their award in shares and accordingly received 9,052 shares each on February 17, 2004. The closing price of our common stock on February 17, 2004 was $25.57 per share. Mr. Hill, Mr. Goebel, Mr. Lumpkin, Mr. Cywinski and Mr. Kaucic received cash payments and accordingly were paid $1,294,313, $113,708, $431,438, $113,708 and $431,438, respectively, on February 19, 2004. Amounts applicable to 2004 represent cash received for the value of performance shares earned under a three-year performance cycle. Performance share awards were discontinued in 2003.

(7)	Represents the Company’s matching cash contributions under its deferred compensation plan.

(8)	Mr. Kaucic was no longer an executive officer as of December 2005, and retired on January 3, 2006.

Stock Options Information
      The following tables set forth information regarding stock options granted and exercised during fiscal year 2005 with respect to the Chief Executive Officer and the officers named in the Summary Compensation Table:
OPTION GRANTS IN LAST FISCAL YEAR

					Potential
	Individual Grants(1)				Realizable Value at
					Assumed Annual
	Number of	% of Total			Rates of
	Securities	Options			Stock Price
	Underlying	Granted to	Exercise		Appreciation
	Options	Employees	or Base		for Option Term(2)
	Granted(3)	in Fiscal	Price	Expiration
Name	(#)	Year	($/Share)	Date	5%($)	10%($)

Lloyd L. Hill	35,250	1.1%	$28.91	03/01/12	$414,867	$966,816

Lloyd L. Hill	35,250	1.1	27.40	03/01/12	376,766	872,122

Lloyd L. Hill	35,250	1.1	21.65	03/01/12	284,734	654,630

Lloyd L. Hill	35,250	1.1	23.22	03/01/12	291,794	666,395

David L. Goebel	21,750	0.7	28.91	03/01/12	255,982	596,546

David L. Goebel	21,750	0.7	27.40	03/01/12	232,473	538,117

David L. Goebel	21,750	0.7	21.65	03/01/12	175,687	403,921

David L. Goebel	21,750	0.7	23.22	03/01/12	180,043	411,180

Steven K. Lumpkin	14,125	0.4	28.91	03/01/12	166,241	387,412

Steven K. Lumpkin	14,125	0.4	27.40	03/01/12	150,974	262,316

Steven K. Lumpkin	14,125	0.4	21.65	03/01/12	114,096	267,031

Steven K. Lumpkin	14,125	0.4	23.22	03/01/12	116,924	349,467

John C. Cywinski	13,375	0.4	28.91	03/01/12	157,414	366,843

John C. Cywinski	13,375	0.4	27.40	03/01/12	142,958	330,911

John C. Cywinski	13,375	0.4	21.65	03/01/12	108,037	248,388

John C. Cywinski	13,375	0.4	23.22	03/01/12	110,716	252,852

Louis A. Kaucic	10,625	0.3	28.91	03/01/12	125,049	291,417

Louis A. Kaucic	10,625	0.3	27.40	03/01/12	113,564	262,873

Louis A. Kaucic	10,625	0.3	21.65	03/01/12	85,824	197,317

Louis A. Kaucic	10,625	0.3	23.22	03/01/12	87,952	200,864

Carin L. Stutz	10,000	0.3	28.91	03/01/12	117,693	274,275

Carin L. Stutz	10,000	0.3	27.40	03/01/12	106,884	247,410

Carin L. Stutz	10,000	0.3	21.65	03/01/12	80,776	185,710

Carin L. Stutz	10,000	0.3	23.22	03/01/12	82,778	189,048

(1)	Options are granted at the fair market value on the date of grant.

(2)	The assumed rates are compounded annually for the full terms of the options.

(3)	Options vest on March 1, 2008. The option agreements have a provision that extends the cancellation date of the options and allows for the continued vesting of any unvested options under the terms of the Executive Retirement Plan. These agreements also include a provision that would provide that the impact of a change in control shall be as set forth in any change in control or employment agreement with the Company. Upon approval by the Committee, the options are transferable to certain family members.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities	Value of
			Underlying	Unexercised
			Unexercised Options	In-The-Money Options
			at 12/25/05	at 12/25/05(2)
	Shares		(#)	($)
	Acquired	Value
	at Exercise	Realized(1)	Exercisable/	Exercisable/
Name	(#)	($)	Unexercisable	Unexercisable

Lloyd L. Hill	225,000	$2,668,163	— /515,998	— /$1,918,870

David L. Goebel	—	—	73,125/203,248	$756,217/ 573,025

Steven K. Lumpkin	73,125	989,804	— /191,498	— / 699,239

John C. Cywinski	—	—	307,248/188,498	3,392,505/ 694,822

Louis A. Kaucic	—	—	305,063/139,998	3,804,842/ 1,224,759

Carin L. Stutz	—	—	56,250/114,998	568,378/ 401,142

(1)	Market value less option price.

(2)	Based upon the closing sale price of our common stock on December 25, 2005 (the last trading day in fiscal year 2005).
Employment Agreements and Change in Control Arrangements
      We have written employment agreements with Mr. Hill, Mr. Goebel and Mr. Lumpkin. Each of the employment agreements provides for periodic salary adjustments as determined by the Executive Compensation Committee.
      Mr. Hill’s agreement was for an original term of one year, expiring in January 1995, and automatically renews for successive one-year terms unless otherwise terminated as provided in the agreement. The agreement provides for a base salary which may be periodically increased by the Executive Compensation Committee and participation in the Company’s executive bonus plan for vice presidents as well as additional bonuses as determined by the Executive Compensation Committee. Additionally, the agreement sets forth certain obligations with regard to maintaining confidential information and ownership of any discoveries. We also entered into a severance and noncompetition agreement with Mr. Hill which provides for vesting of unvested options and restricted stock and a continuation of salary, bonus and benefits for a period of three years following certain “triggering events,” including termination by the Company without cause or termination by Mr. Hill if the Company substantially reduces his compensation, benefits, or duties or requires a relocation from the Kansas City area. If the three-year severance payments are due, Mr. Hill will be bound by a three-year noncompete. If the severance payments are not due, the Company can elect to impose a one-year noncompete on Mr. Hill if it pays him 50% of his base salary. Currently, the three-year cash severance payments would total approximately $2,500,000.
      Mr. Goebel entered into an employment agreement with a three-year term commencing on January 3, 2006, and automatically renews for additional one-year terms unless otherwise terminated as provided in the agreement. Mr. Goebel will receive an initial annual base salary of $550,000 and a 2006 target bonus of 100% of his annual base salary, which may be increased by the Board in its sole discretion. The agreement also provides for additional compensation and bonuses as may be determined in the sole discretion of the Board. In the event of a termination by the Company without cause or by Mr. Goebel for good reason, he will receive monthly severance payments, for a period of 24 months, equal to 1/12 of his base salary and 1/12 of the greater of the average of his actual bonus for the preceding three fiscal years or his target bonus for the fiscal year in which termination occurred, multiplied by the average percentage of bonus attainment over the preceding three fiscal years. All outstanding stock options and stock appreciation rights will fully vest and all restrictions will be removed from any restricted stock grants. He would also be entitled to payment under the Company’s FlexPerx program and the Company’s matching portion of his Non-Qualified Deferred Compensation Plan or other retirement arrangement. Mr. Goebel would be subject to certain noncompetition and nonsolicitation obligations. Currently, the cash cost to the Company of severance benefits due Mr. Goebel would total approximately $1,700,000.

      If Mr. Goebel does not continue as an employee following an expiration of the Employment Agreement, the Company may elect to make the severance payments described above, which the Company may extend for an additional 12 months in its sole discretion. Mr. Goebel would be subject to the noncompetition and nonsolicitation obligations.
      If Mr. Goebel’s employment is terminated for any reason following a change in control, he would be entitled to a lump sum payment equal to (i) two times the sum of his base salary plus (ii) the greater of (A) the average of his actual bonus for the preceding three fiscal years or (B) his target bonus amount for the fiscal year in which termination occurs, multiplied by the average percentage bonus attainment over the preceding three fiscal years. He would also be entitled to the other equity vesting and benefit payments described above and would be subject to a 24-month noncompetition obligation. Currently, the cash cost to the Company of change in control benefits due Mr. Goebel would total approximately $1,700,000.
      Mr. Lumpkin entered into an employment agreement with a three-year term commencing on January 3, 2006 which supersedes his prior employment agreement. The terms are substantially the same as Mr. Goebel’s employment agreement except that Mr. Lumpkin’s initial annual base salary is $475,000 and his target bonus for 2006 is 85% of his annual base salary. Mr. Lumpkin also received a grant of 150,000 options on January 11, 2006. Currently, the cash cost to the Company of severance benefits or change in control benefits due Mr. Lumpkin would total approximately $1,600,000.
      Mr. Cywinski is a party to a change in control and noncompete agreement. The agreement has a term of two years and shall automatically be extended thereafter for additional one-year terms. If Mr. Cywinski is terminated within 18 months following a change in control, either without cause or by Mr. Cywinski for good reason, he will receive a lump sum cash payment equal to up to two times the base salary in effect plus the greater of the average of the executive’s bonus for the three preceding fiscal years and the target bonus for the current fiscal year, be entitled to continuing health coverage, and have immediate vesting of any unvested stock options and restricted stock. The agreement also contains a confidentiality and nonsolicitation provision and a twelve month noncompete provision. Currently, the cash cost to the Company of the change in control benefits due Mr. Cywinski would total approximately $900,000.
      Ms. Stutz is a party to a change in control and noncompete agreement which has a three-year term at which time it would automatically extend for additional terms of one year. In the event of a change in control, if Ms. Stutz is terminated within 18 months without cause or if she terminates for good reason, she will be eligible for lump sum cash payments equal to up to two times the sum of her base salary plus the greater of the average of her bonus for the preceding three fiscal years or her target bonus for the current fiscal year, continued coverage under Company health plans and immediate vesting of any stock options and restricted stock awards. If eligible, she will also receive benefits under the Company’s executive retirement plan. The agreement also contains a one year noncompete provision and a confidentiality and nonsolicitation provision. Currently, the cash cost to the Company of the change in control benefits due Ms. Stutz would total approximately $700,000. If, absent a change in control, Ms. Stutz is terminated without cause and the Company determines to impose the noncompetition and nonsolicitation obligations, Ms. Stutz would be entitled to cash severance payments in an amount equal to her then current annual base salary.
      Mr. Kaucic was no longer an executive officer in December 2005 and retired as of January 3, 2006. Under the terms of his Memorandum of Understanding with the Company, as amended, he is entitled to equity grants in fiscal 2006 commensurate with his previous position and is eligible to participate in the Flexperx program in fiscal 2006. All other obligations of the Company to Mr. Kaucic under this agreement or the Company’s standard change in control agreement have been terminated.
      Currently, we have change in control arrangements with other officers of the Company, which provide certain benefits in the event the officer resigns or is terminated following a change in control of the Company. The agreements have either two or three-year terms at which time they automatically extend for additional terms of one year each. During the term of the agreement, the officer is eligible for a lump sum payment in the event the employee resigns or is terminated following a change in control of the Company. To become eligible for the change in control benefits, a change in control of the Company must occur and the officer’s employment with the Company (or its successor) must be terminated within a time period specified in the respective agreement following the change in control either by the Company without cause or by the officer for good reason. Additionally, several of the agreements set forth certain obligations with regard to noncompetition, nonsolicitation, maintaining confidential information and ownership of any discoveries. If these officers had been terminated as a result of a change in control, the cash cost to the Company of benefits would total approximately $8,250,000.
Executive Retirement Plan
      We maintain the Applebee’s International, Inc. Executive Retirement Plan, pursuant to which eligible officers of the Company who enroll in this plan and who fulfill the obligations imposed by the plan will receive certain benefits from the Company following retirement. An officer is eligible to retire under the Plan if his or her age is 50 or above, his or her age plus years of service with the Company equal at least 60, the officer has served as an officer of the Company for at least 60 full consecutive months, and the officer has both enrolled in the plan and signed either an employment agreement or an updated Change in Control and NonCompete Agreement. This Change in Control and NonCompete Agreement would supercede any previous agreement and would provide for a lump sum payment in the event the officer resigns with good reason (as defined) or is terminated by the Company without cause (as defined) following a change in control of the Company in amounts up to two times the sum of the officer’s annual base salary plus the greater of (i) the officer’s average bonus for the three preceding fiscal years or (ii) the officer’s target bonus for the fiscal year in which his or her employment terminates. This agreement would also provide for (i) up to two years’ continued participation in a Company health plan at Company expense, (ii) immediate vesting of any unvested options, restricted shares and other equity compensation issued after January 1, 2004, and (iii) impose confidentiality, noncompetition, employee nonsolicitation and intellectual property obligations. In the event of the executive’s employment is terminated by the Company without cause absent a change in control, to entice the noncompetition obligation, the Company would provide benefits equal to the amount that the officer would have received under the Company’s severance policy if the officer’s position had been eliminated. To receive retirement benefits, the officer must provide at least six months prior written notice of his or her retirement and execute both a release of claims against the Company and a noncompete and nonsolicitation agreement.
      An officer who retires under this plan is entitled to (i) continued group health coverage under a plan sponsored by the Company at the officer’s expense, (ii) continued vesting of options and restricted stock and continued exercisability of options with respect to options and restricted stock issued after January 1, 2004, (iii) payment of a prorated target bonus for the year of retirement, (iv) the right to elect an extended payout for deferred compensation, and (v) continued participation in certain benefits of the Company’s perquisites plan for officers.
      This Plan may not be amended or terminated until on or after April 1, 2007. Also, this Plan may not be amended with respect to a particular person after that person becomes eligible (as defined) to retire (as defined), or during the 18-month period following a change in control (as defined). Presently, three officers are retired under this Plan and six additional officers are eligible for retirement.
Executive Health Plan
      We maintain the Applebee’s International, Inc. Executive Health Plan, pursuant to which the Company will provide eligible officers of the Company and retired officers who elect to participate in the Executive Retirement Plan with group health coverage. The terms and cost of the coverage will be determined by the Company and may vary from participant to participant.
FlexPerx Program
      Effective January 2005, the Board of Directors approved the Applebee’s International, Inc. FlexPerx Program, which provide annual cash payments to officers of the Company based upon the officer’s responsibilities. The program is intended to promote health and foster a balanced lifestyle. The benefits may be used at the sole discretion of the officer and may be used for things such as health expenses, financial planning expenses and other perquisites. There are four benefit levels: (i) Chief Executive Officer is eligible to receive $13,500 per year; (ii) Senior Team members are eligible to receive $8,500 per year; (iii) Executive Vice Presidents and Senior Vice Presidents are eligible to receive $6,000 per year; and (iv) Vice Presidents are eligible to receive $3,500 per year.

Deferred Compensation Plan
      We maintain the Applebee’s International, Inc. Non Qualified Deferred Compensation Plan pursuant to which eligible employees can elect to defer up to 50% of their base salary, up to 100% of any cash bonuses, and up to 100% of any compensation that we cannot deduct as a result of section 162(m) of the Internal Revenue Code. We make a matching contribution on behalf of each participant equal to the matching contribution that we would have made if the participant had deferred the amounts to our qualified section 401(k) plan. A participant is always 100% vested in his or her deferral and matching contributions. The participant may select from among a number of investment alternatives to measure the investment earnings on his or her deferrals. Generally, a participant will receive the balance of his or her account upon termination of employment or, if earlier, immediately following a change in control of us (as defined in the plan). A participant may request an earlier distribution in the event of an unforseeable financial emergency. The plan is being operated in accordance with section 409A of the Code and will be amended to reflect section 409A of the Code by December 31, 2006.
Certain Indemnification Agreements
      We have entered into Indemnification Agreements with each of our directors and officers. Under the Indemnification Agreements, we have agreed to hold harmless and indemnify each indemnitee generally to the full extent permitted by the Delaware General Corporation Law and against any and all liabilities, expenses, judgments, fines, penalties and costs in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the indemnitee is made a party by reason of the fact that the indemnitee has, is or at the time becomes a director or officer of the Company or any other entity at our request. The indemnity does not cover liability arising out of fraudulent acts, deliberate dishonesty or knowing misconduct, violations of certain securities laws, or if a court determines that such indemnification is not lawful. In addition, our by-laws provide indemnification to all our officers and directors to essentially the same extent as provided in the indemnification agreements.
      We presently carry director and officer liability insurance to insure our directors and officers against certain liabilities they might incur in connection with performing their duties for us. If we become obligated to indemnify an officer or director for an act which is covered by that insurance, we would be able to recover the amount of the indemnification from the insurance proceeds up to the amount of coverage. The insurance, however, does not cover all liabilities that could give rise to indemnification by us.
Equity Compensation Plan Information
      The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights as of December 25, 2005 under the Amended and Restated 1995 Equity Incentive Plan and the 1999 Employee Incentive Plan and that may be purchased under our Employee Stock Purchase Plan and Executive Nonqualified Stock Purchase Plan.

(c) Number of
	(a) Number of			securities remaining
	securities to be		(b) Weighted	available for future
	issued upon		average exercise	issuance under
	exercise of		price of	equity compensation
	outstanding		outstanding	plans (excluding
	options, warrants		options, warrants	securities reflected
Plan Category	and rights		and rights	in column (a))

Equity Compensation Plans Approved by Stockholders	7,365,933	(1)	$21.33	3,552,836	(2)

Equity Compensation Plans Not Approved by Stockholders	664,656	(3)	$13.73	—	(3)

TOTAL	8,030,589			3,552,836

(1)	Issued under the Amended and Restated 1995 Equity Incentive Plan.

(2)	Includes 412,506 shares of common stock reserved for issuance under the Employee Stock Purchase Plan and Executive Nonqualified Stock Purchase Plan. Adjusted for a three-for-two stock split in June, 2004.

(3)	Issued under the 1999 Employee Incentive Plan. No further options or other awards are being granted under this plan. See the description below of the 1999 Employee Incentive Plan. Adjusted for a three-for-two stock split in June, 2004.
1999 Employee Incentive Plan
      In May 1999, our Board of Directors approved the Applebee’s International, Inc. 1999 Employee Incentive Plan, pursuant to which nonqualified stock options have been granted to our employees who are not officers or directors. As of December 25, 2005, options to acquire 664,656 shares were outstanding under this plan, out of the 2,473,875 shares reserved for issuance. The Company also granted 50,436 shares of restricted stock awards under this plan.
      The purpose of this plan was to promote our success by linking the personal interests of our non-executive employees to those of our stockholders and by providing participants with an incentive for outstanding performance. The plan is administered by the Executive Compensation Committee. The plan authorized the granting of nonqualified stock options, restricted stock, stock appreciation rights and performance units or shares. The exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant and no option may have a term of more than ten years. The options that are currently outstanding under the plan generally vest over a two- or three-year period beginning on the grant date and expire ten years from the date of grant.
      The terms of any other awards under the plan are generally at the discretion of the Executive Compensation Committee. In the event of a change in control of the Company, all outstanding awards vest and become immediately exercisable, unless otherwise determined by the Board of Directors with respect to any particular event which would constitute a change in control. This plan is not required to be and has not been submitted to our stockholders for approval and the Board of Directors may amend or terminate the plan without stockholder approval, but no amendment or termination of the plan or any award agreement may adversely affect any award previously granted under the plan without the written consent of the participant. No additional options are being granted under this plan and the Board will not approve an increase in the authorization of this Plan beyond the current authorization.
Compensation Committee Interlocks and Insider Participation
      During fiscal 2005, none of our executive officers served on the board of directors of any entities whose directors or officers served on our Executive Compensation Committee. No current or past executive officers or employees of the Company serve on our Executive Compensation Committee. The following directors served as members of the Executive Compensation Committee during 2005: Ms. Belton, Mr. Conant, Mr. Volkema and Mr. Sack.
CERTAIN TRANSACTIONS
      The Company had no reportable relationships or transactions in fiscal 2005.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who own more than 10% of the common stock to file certain reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports.
      Based on our review of the copies of the reports we received and other written communication, we believe that our officers, directors, and greater-than-10% beneficial owners complied with all filing requirements during the fiscal year ended December 25, 2005, with the exception of the recipients of a standard quarterly equity grant. Mr. Hill, Mr. Lumpkin, Mr. Goebel, Mr. Cywinski, Mr. Czinege, Mr. Parsley, Ms. Stutz, Ms. Tilden, Ms. Elving, Ms. DiRaimo, Mr. St. George, Mr. Sword and Mr. Kaucic each inadvertently failed to timely file a report with respect to this grant. This grant was reported on a Form 4 for each individual that was filed one day late.

AUDIT COMMITTEE REPORT
      During fiscal 2005, in accordance with its written charter, the Audit Committee of the Board of Directors was responsible for the oversight of the accounting and financial reporting processes of the Company and the audit of the Company’s financial statements. The Audit Committee charter adopted by the Board of Directors complies with all applicable provisions of The Nasdaq Stock Market listing standards. The charter is attached as Appendix A hereto. Each of the members of the Audit Committee meets the independence and experience requirements of The Nasdaq Stock Market and the independence requirements of the Sarbanes-Oxley Act of 2002. During fiscal year 2005, the Audit Committee met fourteen times. In addition, the Audit Committee Chair, as representative of the Audit Committee, and one or more of the Audit Committee members, discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer and the Auditors prior to public release.
      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the Auditors the written disclosures and the letter describing all relationships between the Auditors and the Company that might bear on the Auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the Auditors any relationships that may impact their objectivity and independence and satisfied itself as to the Auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the Auditors, with and without management present, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities and staffing. The Audit Committee reviewed with both the Auditors and the internal auditors their audit plans, audit scope and identification of audit risks.
      The Audit Committee discussed and reviewed with the Auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the Auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations. In accordance with its charter, the Audit Committee pre-approves all non-audit services provided by the Auditors.
      The Audit Committee reviewed and discussed the audited financial statements for the Company as of and for the fiscal year ended December 25, 2005, with management and the Auditors. Management has the responsibility for the preparation of the Company’s financial statements and the Auditors have the responsibility for the examination of those statements.
      Based on the above-mentioned review and discussion with management and the Auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 25, 2005, for filing with the Securities and Exchange Commission.
      After reviewing the services provided by the Auditors, including all non-audit services, the Audit Committee, in accordance with its charter, authorized the reappointment, subject to stockholder ratification, of the Auditors.

AUDIT COMMITTEE
Eric L. Hansen, Chairman
D. Patrick Curran
Jack P. Helms
Michael A. Volkema

FEES AND SERVICES OF DELOITTE & TOUCHE LLP
      Aggregate fees billed to the Company during fiscal years 2005 and 2004 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting (collectively “Deloitte & Touche”) were as follows:

	2005	2004

Audit Fees	$923,000	$976,000
Audit-Related Fees	21,000	19,000

Total Audit and Audit-Related Fees	944,000	995,000
Tax Fees	124,000	136,000
All Other Fees	—	3,000

Total Fees	$1,068,000	$1,134,000

      Audit-related fees consisted primarily of fees for the audit of the Company’s benefit plans and other miscellaneous audit-related fees. In 2005 and 2004, tax fees consisted primarily of services for tax compliance and planning. All other fees in 2004 represent payments for assistance in preparation of a management seminar. The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence. The Audit Committee pre-approves fees for all audit and non-audit services provided by Deloitte & Touche as presented and prior to any work being performed. The Audit Committee’s pre-approval policies allow management to engage Deloitte & Touche for audit-related matters up to an aggregate of $25,000 annually, upon contemporaneous notice given to the Committee Chairman. All audit related fees in 2004 and 2005 were approved in accordance with the Audit Committee’s policies.
PROPOSAL 2
APPROVAL OF THE APPLEBEE’S INTERNATIONAL, INC.
2001 SENIOR EXECUTIVE BONUS PLAN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL
      We are asking you to approve the Applebee’s International, Inc. 2001 Senior Executive Bonus Plan, as amended (the “Plan”). The 2001 Plan was initially approved by the stockholders on May 10, 2001 for qualification under section 162(m) of the Internal Revenue Code of 1986, as amended. In order to remain in compliance with section 162(m), reapproval of the Plan in its current form is necessary at this meeting. A summary of the Plan is set forth below.
Background For Proposal 2: Reason For Seeking Stockholder Approval
      The Board of Directors is seeking stockholder approval of the Plan so that we may continue to utilize a cash bonus plan to attract and retain senior executives and so that amounts paid under the plan will be deductible for federal income tax purposes pursuant to section 162(m) of the Internal Revenue Code of 1986, as amended. Stockholder approval relates only to the qualification of the Plan under section 162(m).
Summary of the 2001 Plan
      The following is a summary of the principal features of the Plan and its operation. The summary is not a complete description of all of the Plan’s provisions and is qualified in its entirety by reference to the Plan, a copy of which is attached as Appendix B hereto.

      Purpose. The Plan is intended to provide a means of rewarding participants based on our performance. Specifically it is intended:

•	to attract, motivate, reward, and retain key senior executives;

•	to strengthen key senior executives’ commitment to the success of Applebee’s; and

•	to align the interests of key senior executives with those of our stockholders by providing additional compensation based on the achievement of performance objectives.
      Administration. The Plan will be administered by a committee appointed by the Board of Directors consisting solely of “outside directors” as that term is defined within the regulations implemented under section 162(m).
      Eligibility. The individuals eligible to participate in the Plan include the following:

•	Chairman of the Board;

•	Chief Executive Officer;

•	President;

•	Chief Operating Officer;

•	Division President;

•	Executive Vice President; or

•	Senior Vice President.
      Currently, 12 persons would be eligible to participate. Future awards under the Plan are discretionary and cannot be determined at this time. In the past, only the Chief Executive Officer has participated in the Plan. Bonuses paid to the Chief Executive Officer for fiscal 2003 — 2005 are set forth in the Summary Compensation Table. Other eligible executives may participate in the Plan in the future at the discretion of the committee.
      Maximum Bonus Amount. The maximum annual amount of compensation that may be paid to a participant under the Plan is $1,500,000 per year. All amounts payable shall be paid in a single lump sum in the period following the period for which the performance goals are established.
      Performance Goals. Awards to participants will be based on performance goals, which shall provide for a targeted level or levels of achievement using one or more of the following predetermined measurements as determined either on a Company-wide basis or with respect to any one or more business units:

•	earnings (either in the aggregate or on a per-share basis);

•	company, franchise or system comparable store sales;

•	company, franchise or system traffic growth;

•	net income (before or after taxes);

•	operating income;

•	restaurant margin before pre-opening expense;

•	cash flow;

•	return measures (including return on assets, equity or sales);

•	earnings before or after taxes, and before or after depreciation and amortization;

•	gross revenues;

•	share price of our stock (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time);

•	reductions in expense levels;

•	net economic value;

•	market share or related strength of brand measures related to consumer perception, including but not limited to brand relevance and guest satisfaction, in each case based on objective data such as guest or market surveys; or

•	retention of Company associates in general or in any specific category or level of employment.
      The performance goals may differ from participant to participant and from award to award. The specific performance goals for a given period will be established in writing by the committee on or before the latest date permissible to enable the award to qualify as “performance-based compensation” under section 162(m).
      Beneficiaries. Each participant shall have the right to designate a beneficiary to succeed to his or her right to receive payments under the Plan in the event of his death. If the participant fails to designate a beneficiary or upon the death of a designated beneficiary without a designated successor, payments shall be made to the participant’s estate.
      Interpretation of Plan. The committee shall have the authority to interpret all provisions of the Plan, including determining participant eligibility, annual recipients of award payments, and the amount of any award payments to be made.
      Withholding. Prior to the delivery of any payment pursuant to the Plan, we shall have the right to deduct or withhold or require a participant to remit to us an amount sufficient to satisfy Federal state and local taxes required to be withheld with respect to such delivery.
      Tax Aspects. Applebee’s will be entitled to a tax deduction for an award in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. In addition, section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to the Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1 million. Applebee’s can preserve the deductibility of certain compensation in excess of $1 million, however, if we comply with conditions imposed by section 162(m). The Plan has been designed to permit the committee to grant awards that satisfy the requirements of section 162(m).
      Amendment of Plan. Applebee’s may, at its discretion, amend or terminate the Plan at any time provided, however, that no amendment or termination of the Plan may affect any prior award.
PROPOSAL 3
RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE 2006 FISCAL YEAR
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL
      The Audit Committee has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the 2006 fiscal year. This proposal asks you to ratify this selection. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they wish, and they will be available to answer any questions you may have.
PROPOSAL 4
SHAREHOLDER PROPOSAL
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL
      People for the Ethical Treatment of Animals (PETA), 501 Front St., Norfolk, Va., 23510, beneficial owner of 142 shares of Common Stock, has notified the Company that it intends to present a resolution at the Annual Meeting. As required by the Securities and Exchange Commission, the resolution is included below exactly as submitted. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement.

      For the reasons stated in the Statement of Opposition below, the Board of Directors recommends that you vote AGAINST this Shareholder Proposal.
PETA’s Shareholders Resolution
      WHEREAS, on its Web site, Applebee’s International, Inc. (“Applebee’s”), makes no mention of animal welfare policies or standards; and
      WHEREAS, consumers consider animal welfare when making dining choices; and
      WHEREAS, Applebee’s competitors — including Denny’s — recognize the need for humane slaughter methods to keep their competitive advantages and are particularly committed to improving conditions in their poultry suppliers’ slaughterhouses; and
      WHEREAS, Applebee’s purchases chickens from suppliers that use the outdated method of electrical stunning, in which the birds’ legs are snapped into metal shackles and the birds are shocked with an electric current, have their throats slit, and are dropped into tanks of scalding-hot water so that birds are often still conscious when they suffer this hideous cruelty; and
      WHEREAS, Applebee’s has yet to make notable progress on implementing the new USDA-approved method of poultry slaughter called “controlled-atmosphere killing” (CAK), which replaces the oxygen that birds are breathing with inert gasses, gently and effectively putting them to sleep; and
      WHEREAS, a report commissioned by McDonald’s (“the report”) concurred that CAK is, as animal welfare experts have described it, the most humane method of poultry slaughter ever developed and admitted that CAK “has advantages [over electrical stunning] from both an animal welfare and meat quality perspective...obviates potential distress and injury. . .can expeditiously and effectively stun and kill broilers with relatively low rates of aversion or other distress” and would eliminate the pain of premature shocks and inadequate stunning that are associated with electrical stunning; and
      WHEREAS, the report further concludes that McDonald’s European suppliers that use CAK have experienced improvements in bird handling, stunning efficiency, working conditions, and meat yield and quality; and
      WHEREAS, although CAK is optimal for both the birds’ well-being and for profit, Applebee’s has yet to implement it or show any signs of progress toward that end; and
      WHEREAS, while McDonald’s, Burger King, Denny’s, and others continue to make progress toward adopting the technology and it continues to be used in Europe (as it has been for nearly a decade), Applebee’s has yet to show its shareholders what it is doing to gain the competitive advantage of adopting this humane slaughter technology.
      NOW, THEREFORE, BE IT RESOLVED that shareholders request that the Board of Directors issue interim reports to shareholders following the second, third, and fourth quarters of 2006 detailing the progress made toward accelerating the development of CAK.
Board of Directors’ Statement in Opposition of the Proposal
      Your Company, Applebee’s International, Inc., is committed to the proper and humane handling of all animals in its supply chain. We require all of the Company’s protein suppliers to adhere strictly to the USDA’s Humane Methods of Slaughter Act. Applebee’s also has employed the consultative services of Dr. Temple Grandin, one of the nation’s most recognized leaders in animal welfare, to assist the Company in strengthening its animal welfare program. The Company supports the enhanced animal welfare guidelines developed by Dr. Grandin, and those developed by the Food Marketing Institute and the National Council of Chain Restaurants, whichever are more stringent.
      Applebee’s is not directly involved in the raising, transportation or harvesting of animals but we take seriously our responsibility as a purchaser. For that reason, the company is constantly evaluating new and emerging

     1 These are the same improvements that Hormel Foods recently touted in a letter to PETA describing CAK.

technologies related to improving animal welfare including, but not limited to, controlled-atmosphere stunning or CAS. In its resolution, PETA refers to this process as CAK. PETA also refers to a report commissioned by McDonald’s on this method.
      Your Company has reviewed the full text of the McDonald’s report which was prepared by four independent members of McDonald’s Board of Directors. Applebee’s strongly agrees with the findings of the McDonald’s report which summarizes, “Based on our review of McDonald’s animal welfare program and the CAS study, we have concluded that the Company’s current standards for animal welfare are appropriate for the Company’s global supply chain at this time. We believe that the application of CAS in commercial environments is still in the early stage of development, and therefore, it is premature to make any commitment on future actions at this time. Further, we believe it would be speculative at best to attempt to quantify the economic effect of this science on the Company or its suppliers at this time.” Applebee’s encourages all interested shareholders to read the entire report which can be found at http://www.mcdonalds.com/corp/invest/gov/mcd cr062905.html.
      Like McDonald’s and other leaders in the restaurant industry, Applebee’s is committed to continuing to monitor new technologies and, where and when appropriate, taking action to further the humane treatment of all animals in our supply chain.
FOR THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.
OTHER MATTERS
Incorporation by Reference
      In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC regulations, the Performance Graph of this Proxy Statement, the “Audit Committee Report” and the “Executive Compensation Committee Report” specifically are not incorporated by reference into any other filings with the SEC.
Additional Meeting Information
      We know of no other matters for stockholders to consider at the Annual Meeting. If a stockholder properly presents any other matter at the meeting, the persons named in the accompanying proxy to vote on behalf of your shares will vote on that matter in accordance with their best judgment.
      We encourage each stockholder to attend the Annual Meeting. Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy in the accompanying envelope. If you would respond promptly, it would greatly assist us in making arrangements for the meeting. We appreciate your cooperation. If you attend the meeting, you may vote your shares in person even if you sent in your proxy. You may obtain our Annual Report on Form 10-K free of charge through our website or upon written request sent to our Corporate Secretary at our principal executive offices.

By Order of the Board of Directors

Rebecca R. Tilden, Secretary
Applebee’s International, Inc.
4551 W. 107th Street
Overland Park, Kansas 66207
Overland Park, Kansas
April 11, 2006

APPENDIX A
Applebee’s International, Inc.
Audit Committee Charter
Organization
      There shall be a committee of the Board of Directors known as the Audit Committee. The Audit Committee shall be composed of three or more directors who meet all applicable independence requirements of The Nasdaq Stock Market and the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder (the “Act”). No Audit Committee member may be an officer or employee of the Company or any of its divisions or subsidiaries and may not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.
      All members of the Audit Committee shall be able to read and understand fundamental financial statements and at least one member of the Audit Committee shall have past or current employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. In the determination of the Board of Directors, at least one individual shall meet the definition of “audit committee financial expert” as set forth in the Act.
Statement of Policy
      The purpose of the Audit Committee is to oversee the accounting and financial reporting process of the Company and the audits of the Company’s financial statements. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the Chief Financial Officer, the internal auditors, and other members of management of the Company.
      The Audit Committee has the authority to engage independent counsel and other advisors it deems necessary to carry out its duties. The Company shall provide any necessary funds to serve this purpose.
Election
      The members of the Audit Committee shall be elected by the Board of Directors at the annual meeting of the Board of Directors to serve a term of one (1) year or until their successors shall be duly elected and qualified. The Board of Directors will appoint a Chair to preside at the Audit Committee meetings and schedule meetings as appropriate.
Responsibilities
      In carrying out its responsibilities and serving its purpose, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions.
      The Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for stockholder approval in any proxy statement). To effect the foregoing, the Audit Committee shall review the independence and effectiveness of the independent auditors and annually approve the appointment of the independent auditors to audit the financial statements of the Company and its divisions and subsidiaries or approve any discharge of independent auditors, if necessary. The independent auditors shall report directly to the Audit Committee.
      In addition, as necessary and appropriate, the Audit Committee will:

1. Be directly responsible for approving all audit services and the compensation paid to the independent auditors and for oversight of their work.

2. Implement procedures, separate or in conjunction with other procedures and policies of the Company, for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

3. Review and reassess, at least on an annual basis, the adequacy of this Audit Committee Charter.

4. Ensure receipt from the independent auditors of a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board No. 1.

5. Actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors. In considering independence, receive confirmation that the independent auditors are independent pursuant to Rule 2-01 of Regulation S-X and pursuant to any requirements of the Act.

6. Take appropriate action to oversee the independence of the independent auditors.

7. Review the Company’s earnings release prior to the release of year-end earnings and audited financial statements prior to filing the Company’s Annual Report on Form 10-K.

8. In connection with the Company’s year-end financials, discuss with financial management and independent auditors significant issues regarding accounting principles, practices, and judgments and any items required to be communicated by the independent auditors in accordance with Statement on Accounting Standards No. 61. Review all reports required to be delivered by the independent auditors under the Act. Discuss policies with respect to risk assessment and risk management. Review separately with the independent auditors any audit problems or difficulties in management’s response to issues.

9. Review, as appropriate, other material financial information submitted to any governmental or public body, including any certification, report, opinion, or review rendered by the independent auditors.

10. Review the Company’s quarterly financial results prior to the release of quarterly earnings and prior to filing the Company’s Quarterly Report on Form 10-Q. In connection with the Company’s interim financials, discuss with financial management and independent auditors any significant changes to the Company’s accounting principals and any items required to be communicated by the independent auditors in accordance with Statement of Accounting Standards No. 71. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of the quarterly review and communication.

11. Following each audit by the independent auditors, obtain from the independent auditors assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

12. Approve the report of the Audit Committee required by the rules of the SEC to be included in the Company’s annual proxy statement.

13. Oversee the publication of this Audit Committee Charter at least every three years in the Company’s annual proxy statement in accordance with SEC regulations.

14. Meet with the independent auditors, the CFO and the senior financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

15. Review with the independent auditors, the Company’s internal auditor, and the CFO and other financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Further, the Audit Committee periodically should review Company policy statements relating to its code of conduct.

16. Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

17. Receive when appropriate, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

18. Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

19. Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

20. Oversee the investigation of any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

21. Review the Company’s policies concerning the hiring of employees of the Company’s independent auditors. Evaluate compliance with the Act with respect to any such hiring.

22. Assess, along with the Board of Directors, the performance of the independent auditors and whether it is in the best interest of the Company to regularly rotate its independent auditors. Evaluate and ensure compliance with the Act with respect to rotation of auditor personnel in charge of or participating in the audit.

23. Consider whether the engagement of the independent auditors for non-audit services is compatible with maintaining the independent auditors’ independence and review the fees for such services. If appropriate, approve in advance such engagement and the payment of such fees. Such services will only be those permissible by the Act and any Nasdaq Stock Market requirements.

24. Review the experience and credentials of the senior individuals working for the independent auditors on the Company’s account.

25. Review the policies and procedures of the independent auditors with respect to quality control.

26. Review any opinions of the independent auditors that management received on the application of accounting principles to a completed, proposed or hypothetical transaction pursuant to Statement of Auditing Standards No. 50, and discuss with financial management and the independent auditors how the election of alternative methods permitted under GAAP would impact the financial statements.

27. Discuss and review with management and the independent auditors any off-balance sheet arrangements, as well as their effect and the effect of emerging issues arising out of accounting and regulatory proposals on the financial statements of the Company.

28. Discuss and review with management and the independent auditors any complaints by employees involving material concerns related to the financial statements, audits or accounting policies of the Company.

29. To do all other things and perform such tasks and functions as are designated by the Board of Directors.
      While the Audit Committee has the responsibilities and powers set forth in this Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principals. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the Company’s code of conduct.
Revised as of December 11, 2003

APPENDIX B
APPLEBEE’S INTERNATIONAL, INC.
2001 SENIOR EXECUTIVE BONUS PLAN
AS AMENDED FEBRUARY 2006
      1. Purpose. The purpose of the 2001 Senior Executive Bonus Plan (the “Plan”) is to enhance Applebee’s International, Inc.’s (the “Company”) ability to attract, motivate, reward, and retain key senior executives, to strengthen their commitment to the success of the Company and to align their interests with those of the Company’s shareholders by providing additional compensation based on the achievement of performance objectives. To this end, the Plan provides a means of rewarding participants based on the performance of the Company.
      2. Committee. The Plan shall be administered by a committee of the Board of Directors of the Company (the “Committee”). Each member of the Committee must be an “outside director” within the meaning of the Regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
      3. Eligible Employees. Eligible employees shall include any individuals holding the positions of Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Division President, Executive Vice President, or Senior Vice President (those eligible employees who are participants in respect of any period are hereinafter referred to as “Participant”). The eligible employees who will participate in the Plan for any period will be designated by the Committee in its sole discretion not later than 90 days after the commencement of that period.
      4. Maximum Bonus. The maximum amount of compensation that may be paid to a Participant pursuant to this Plan is $1,500,000 per year. All amounts payable under the Plan with respect to a given period shall be paid in a single lump sum in the period following the period for which the performance goals are established by the date set by the Committee, or at such other time as the Participant and the Committee may agree.
      5. Performance Goals. Awards to Participants will be based on performance goals, which shall provide for a targeted level or levels of achievement using one or more of the following predetermined measurements, in each case where applicable determined either on a Company-wide basis or in respect of any one or more business units: (a) earnings (either in the aggregate or on a per-share basis); (b) company, franchise or system comparable store sales; (c) company, franchise or system traffic growth; (d) net income (before or after taxes); (e) operating income; (f) restaurant margin before pre-opening expense; (g) cash flow; (h) return measures (including return on assets, equity or sales); (i) earnings before or after taxes, and before or after depreciation and amortization; (j) gross revenues; (k) share price of Company stock (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time); (1) reductions in expense levels; (m) net economic value; (n) market share or related strength of brand measures related to consumer perception, including but not limited to brand relevance and guest satisfaction, in each case based on objective data such as guest or market surveys; or (o) retention of Company associates in general or in any specific category or level of employment. The performance goals may differ from Participant to Participant and from award to award. The specific performance goals for a given period will be established in writing by the Committee on or before the latest date permissible to enable the award to qualify as “performance-based compensation” under section 162(m) of the Code.
      6. Certification. Prior to payment of a bonus in respect to a period, the Committee must certify in writing as to the satisfaction of and compliance with the performance goals and other material terms of the Plan for that period.
      7. Amendment or Termination. The Committee may amend or terminate the Plan at any time in its discretion; provided, however, that no amendment or termination of the Plan may affect any award made under the Plan prior to that time.
      8. Shareholder Approval. The adoption of this Plan was initially approved by the shareholders of the Company in May 2001. This Plan, as amended, is again being submitted to the shareholders of the Company for approval, in accordance with section 162(m) of the Code.
      9. Books and Records; Expenses. The books and records to be maintained for the purpose of the Plan shall be maintained under the supervision and control of the Committee. All calculations and financial accounting matters relevant to this Plan shall be determined in accordance with GAAP, except as otherwise directed by the Committee. All expenses of administering the Plan shall be paid by the Company from the general funds of the Company.

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      10. Beneficiaries. Each Participant shall have the right to designate in writing a beneficiary (a “Beneficiary”) to succeed to his right to receive payments hereunder in the event of his death. In case of a failure of designation or the death of a designated Beneficiary without a designated successor, payments shall be made to the Participant’s estate. Beneficiaries may be changed by the Participant in writing without the consent of any prior Beneficiaries.
      11. No Attachment. To the extent permitted by law, the right of any Participant or any Beneficiary in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or Beneficiary; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.
      12. No Liability. No member of the Board or of the Committee and no officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company.
      13. No Fiduciary Relationship. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
      14. No Guarantee of Employment. Nothing contained in this Plan shall be deemed to give any Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discharge any Participant, for or without cause, at any time, regardless of the effect which such discharge shall have upon such individual as Participant in the Plan.
      15. Governing Law. This Plan shall be construed in accordance with the laws of the State of Kansas.
      16. Interpretation of Plan. The Committee shall have sole and absolute discretion and authority to interpret all provisions of this Plan and to resolve all questions arising under this Plan; including, but not limited to, determining whether any person is eligible under this Plan, whether any person shall receive any payments pursuant to this Plan, and the amount of any payments to be made pursuant to this Plan. Any interpretation, resolution or determination of the Committee shall be final and binding upon all concerned and shall not be subject to review.
      17. Withholding. Prior to the delivery of any payment pursuant to this Plan, the Company shall have the power and the right to deduct or withhold or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such delivery.

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APPLEBEE’S INTERNATIONAL, INC.
PROXY FOR
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 11, 2006
10:00 a.m. (Local Time)
Sheraton Overland Park Hotel
6100 College Boulevard
Overland Park, KS 66211

APPLEBEE’S INTERNATIONAL, INC. 4551 W. 107th Street Overland Park, KS 66207	proxy

This Proxy is solicited by the Board of Directors for use at the Annual Meeting on May 11, 2006.
The undersigned hereby appoints Lloyd L. Hill and Rebecca R. Tilden, and either of them Proxies with full power of substitution to vote all shares of Common Stock of Applebee’s International, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Applebee’s International, Inc. to be held on May 11, 2006, or at any adjournment or postponement thereof. This proxy will be voted as directed herein. If no direction is given, this proxy will be voted FOR Proposals 1 through 3 and AGAINST Proposal 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 10, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/appb/ — QUICK« « « EASY «« « IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 10, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Applebee’s International, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
ò Please detach here ò
The Board of Directors Recommends a Vote FOR Proposals 1 through 3 and AGAINST Proposal 4.

1.	Elect Six Directors:	01 Gina R. Boswell	04 D. Patrick Curran	☐	Vote FOR	☐	Vote WITHHELD
		02 David L. Goebel	05 Steven K. Lumpkin		all nominees		from all nominees
		03 Douglas R. Conant	06 Rogelio Rebolledo		(except as marked)

(Instructions: To withhold authority to vote for any nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approve the Applebee’s International, Inc. 2001 Senior Executive Bonus Plan, as amended.	☐	For	☐	Against	☐	Abstain
3.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2006 fiscal year.	☐	For	☐	Against	☐	Abstain
4.	Act on a shareholder proposal to require us to issue quarterly reports in 2006 detailing the progress made toward accelerating the development of an alternative method of poultry slaughter.	☐	For	☐	Against	☐	Abstain
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 THROUGH 3 AND AGAINST PROPOSAL 4.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee, guardian or corporate officer, give full title as such; when shares have been issued in names of two or more persons, all should sign.